UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §.240.14a-12

FLOWSERVE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Invitation to 2013 Annual Meeting of Shareholders

Thursday, May 23, 2013

11:30 a.m., local time

Flowserve Global Technology and Training Center, 4343 West Royal Lane, Irving, Texas 75063

Mark A. Blinn
President and Chief Executive Officer

Dear Fellow Shareholder:

The attached Notice of Annual Meeting of Shareholders and Proxy Statement contain details of the business to come before our 2013 Annual Meeting of Shareholders.

Flowserve’s Board and senior leadership feel that it is important to provide you information about Flowserve in a way that is efficient and easy to understand. With this in mind, I believe this year’s proxy statement demonstrates our continuing commitment to simplify and more clearly explain the matters to be addressed at our Annual Meeting.

You will see several enhancements in how we present information to you about our Board of Director nominees, corporate governance practices and executive compensation objectives and principles. To start, we now have a Proxy Summary starting on page 6 that provides highlights of the detailed information included elsewhere in the proxy statement. You will also see that we have continued to enhance the Compensation Discussion and Analysis that begins on page 22 in order to show how our executives’ pay is linked to performance and clearly explain our executive compensation philosophy and practices.

I would also like to direct your attention to Proposal Three, the purpose of which is to consider an amendment to our Restated Certificate of Incorporation to increase the number of our authorized shares of common stock. We are asking for your approval of the share increase to effect a planned three-for-one forward split of our common stock, which we believe reflects your Board’s continued confidence in Flowserve’s financial performance and long-term outlook.

Your vote is very important to us and to our business. Prior to the meeting, I encourage you to sign and return your proxy card, or use telephone or Internet voting, so that your shares will be represented and voted at the meeting. You can find instructions on how to vote beginning on page 10.

I hope to see you at the meeting. Thank you in advance for voting and for your continued support of Flowserve.

Table of Contents

PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS	9
Solicitation	9
Voting	10
Shareholder Proposals and Nominations	11
PROPOSAL ONE:	ELECTION OF DIRECTORS	12
Required Vote and Recommendation	12
Board of Directors - Biographical Information	13
Role of the Board; Corporate Governance Matters	17
Committees of the Board	18
Board of Directors Compensation	20
Compensation Committee Interlocks and Insider Participation	21
EXECUTIVE OFFICERS	21
EXECUTIVE COMPENSATION	22
Compensation Discussion and Analysis	22
Annual Executive Compensation Program Review and Compensation Risk	35
Organization and Compensation Committee Report	36
Summary Compensation Table	36
2012 Grants of Plan-Based Awards	38
Outstanding Equity Awards at Year-End 2012	39
2012 Option Exercises and Stock Vested	40
2012 Pension Benefits	40
2012 Non-Qualified Deferred Compensation	41
Potential Payments upon Termination or Change-In-Control	41
PROPOSAL TWO:	ADVISORY VOTE ON EXECUTIVE COMPENSATION	46
Required Vote and Recommendation	47
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	47
SECURITY OWNERSHIP OF DIRECTORS AND CERTAIN EXECUTIVE OFFICERS	48

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	49
EQUITY COMPENSATION PLAN INFORMATION	49
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	50
PROPOSAL THREE:	AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION	50
Required Vote and Recommendation	52
PROPOSAL FOUR:	RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS	53
Required Vote and Recommendation	53
PROPOSAL FIVE:	SHAREHOLDER PROPOSAL ON SHAREHOLDER ACTION BY WRITTEN CONSENT	53
Shareholder Resolution	53
The Company’s Opposition Statement	54
Required Vote and Recommendation	55
REPORT OF THE AUDIT COMMITTEE	55
OTHER AUDIT INFORMATION	55
Relationship with Independent Registered Public Accounting Firm	55
Audit and Non-Audit Fees and Services	56
Audit Committee Approval Policy	56
OTHER MATTERS	56

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Notice of Annual Meeting of Shareholders

The 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of Flowserve Corporation (the “Company”) will be held on Thursday, May 23, 2013 at 11:30 a.m., local time, at the Flowserve Corporation Global Technology and Training Center, which is located at 4343 West Royal Lane, Irving, Texas 75063. Directions to the Annual Meeting and a map of the area are included in the proxy materials on the inside back cover and are also available online at www.proxyvote.com.

Shareholders of record of the Company’s common stock, par value $1.25 per share, at the close of business on March 28, 2013 are entitled to notice of and to vote at the Annual Meeting.

At the Annual Meeting, shareholders will vote on the following matters either in person or by proxy:

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the election of four directors, each to serve a term expiring at the 2014 annual meeting of shareholders;

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an advisory vote to approve the Company’s executive compensation;

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a proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock;

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ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2013;

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a shareholder proposal, if properly presented; and

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transaction of any other business properly presented at the Annual Meeting.

The enclosed proxy statement contains other important information that you should read and consider before you vote.

In accordance with Securities and Exchange Commission rules, we are furnishing proxy materials to our shareholders on the Internet, rather than by mail. We believe this e-proxy process expedites our shareholders’ receipt of proxy materials, lowers our costs and reduces the environmental impact of our Annual Meeting. The proxy statement and annual report to shareholders and any other proxy materials are available on our hosted website at www.proxyvote.com. For additional related information, please refer to the “Important Notice of Electronic Availability of Materials for the Shareholder Meeting to be held on May 23, 2013” in the enclosed proxy statement.

Your vote is important, and whether or not you plan to attend the Annual Meeting, your prompt cooperation in voting is greatly appreciated. We encourage you to vote via the Internet. It is convenient and saves us significant postage and processing costs. You may also vote via telephone or by mail if you received paper copies of the proxy materials. Instructions regarding all three methods of voting are included in the Notice of Internet Availability of Proxy Materials, the proxy card and the proxy statement.

By Order of the Board of Directors,

Carey A. O’Connor
Senior Vice President, General Counsel and Corporate Secretary

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Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are supplied to help you find additional information in this proxy statement.

2013 Annual Meeting of Shareholders

Date and Time:	May 23, 2013, 11:30 a.m., local time
Record Date:	March 28, 2013
Location:	Flowserve Global Technology and Training Center, 4343 W. Royal Lane, Irving, Texas 75063

Voting Matters

	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR each Director Nominee	12
Management Proposals:
Advisory Vote on Executive Compensation	FOR	46
Certificate of Incorporation Amendment to Increase Authorized Shares	FOR	50
Ratification of Auditors	FOR	52
Shareholder Proposal:
Provide Shareholder Right to Act by Written Consent	AGAINST	53

How to Vote (page 10)

You can vote by any of the following methods:

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Internet (www.proxyvote.com) until May 22, 2013;

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Telephone (1-800-690-6903) until May 22, 2013;

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Completing, signing and returning your proxy or voting instruction card before May 23, 2013; or

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In person, at the annual meeting, if you are a registered shareholder. You may deliver a completed proxy card or vote by ballot at the meeting.

Board Nominees (page 13)

Name	Age	Director since	Occupation	Committee Memberships	Other Public Company Boards
Gayla J. Delly	53	2008	President & CEO, Benchmark Electronics	Audit Finance	1
Rick J. Mills	65	2007	Independent Corporate Director	Audit (Chair) Corp. Gov. & Nominating	1
Charles M Rampacek	69	1998	Energy Industry Consultant	Audit Org. & Comp.	1
William C. Rusnack	68	1997	Independent Corporate Director	Audit Org. & Comp.	2

Executive Officers (page 21)

Name	Age	Position	Since	Previous Position
Mark A. Blinn	51	President and CEO	October 2009	Flowserve SVP and CFO
Mark D. Dailey	54	Senior VP and Chief Administrative Officer	February 2010	Flowserve SVP, Human Resources and CCO
Thomas L. Pajonas	56	Senior VP and COO	January 2012	Flowserve SVP and President, Flow Control Division
Carey A. O’Connor	41	Senior VP, General Counsel and Secretary	November 2012	Flowserve VP and Corporate Secretary
Michael S. Taff	50	Senior VP and CFO	January 2012	SVP and CFO, The Babcock & Wilcox Company

– 2013 Proxy Statement   6

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Executive Compensation Highlights (page 22)

Objectives and Principles

Our key compensation objectives are to attract and retain key leaders, reward current performance, drive future performance and align the long-term interests of our executives with those of our shareholders. We use the following principles to effect these objectives:

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Compensation Should be Performance-Based – a significant portion of our executives’ total compensation should be tied to how well they perform individually and should be “at risk” based on how well the Company performs.

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Compensation Should Reinforce Our Business Objectives and Values – we consider our seven key strategies for achieving our business vision when identifying incentive measures and assigning goals and objectives.

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Performance-Based Compensation Should be Benchmarked – internal performance metrics without comparison to an industry-appropriate, high performing external benchmark yield are incomplete measure of Company performance.

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Compensation Levels Should be Market Competitive – our executive compensation program is compared to relevant market data to ensure we encourage building long-term shareholder value and the attraction and retention of executive talent.

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Incentive Compensation Should Represent the Majority of Total Compensation – the proportion of an executive’s total compensation that is “at risk” based on individual or Company performance should increase with the scope and level of responsibilities.

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Incentive Compensation Should Balance Short-Term and Long-Term Performance – we use annual cash incentive opportunities and equity-based awards to balance the Company’s short- and long-term performance objectives.

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Long-Term Incentives Should Balance Stock- and Financial-Based Achievements – our equity awards are equally weighted between time-vested restricted stock, which makes the Company’s share price a targeted incentive, and contingent performance shares, which emphasize achievement of financial performance metrics.

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The Executive Compensation Program Should be Reviewed Annually for Effectiveness – our Organization and Compensation Committee conducts an annual review of all executive compensation program components to ensure alignment with our compensation objectives.

Executive Compensation Program Elements

Category	Compensation Element	Description
Cash	Base Salary	Fixed cash compensation based on responsibilities of the position
	Annual Incentive Opportunity	Annual cash incentive for achievement of financial performance metrics
Long-Term Incentives	Restricted Common Stock	Vests ratably over a three-year period
	Contingent Performance Units	Cliff vests at end of a three-year period based on financial performance
Retirement	Qualified Pension Plan	Qualified pension plan, available to all salaried U.S. employees
	Senior Management Pension Plan	Partially-funded, non-qualified defined benefit restoration plan, available to certain U.S. employees based on salary level
	Supplemental Executive Pension Plan	Partially-funded, non-qualified supplemental defined benefit plan, available to eligible U.S. executives to maintain competitive total retirement benefits
	401(k) Plan	Qualified 401(k) plan available to all U.S. employees
Other	Severance Plan	Sets standard benefits for senior executives in the event of severance
	Change-in-Control Plan	Sets standard benefits for senior executives upon a change-in-control
	Other Benefits	Physical exam, enhanced vacation; no perquisites offered

– 2013 Proxy Statement   7

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2012 Executive Total Compensation Mix

2012 Executive Compensation Summary (page 36)

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mark A. Blinn President and CEO	2012	991,539	4,076,822	1,137,851	281,413	92,315	6,579,940
Michael S. Taff Senior VP & CFO	2012	504,136	2,396,331	340,836	62,206	100,286	3,403,795
Richard J. Guiltinan(1) Former Senior VP, Finance and CAO	2012	146,933	—	44,575	19,564	18,115	229,187
Thomas L. Pajonas Senior VP & COO	2012	624,616	2,858,373	537,893	158,954	68,380	4,248,216
Mark D. Dailey Senior VP & Chief Admin. Officer	2012	415,396	843,530	225,467	121,963	41,003	1,647,359
Ronald F. Shuff(2) Former Senior VP	2012	434,955	852,698	227,880	230,636	43,532	1,789,701
(1) Retired effective March 31, 2012. (2) Retired effective March 1, 2013.

– 2013 Proxy Statement   8

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PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

Flowserve Corporation

5215 N. O’Connor Blvd., Suite 2300

Irving, Texas 75039

Solicitation

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Flowserve Corporation, a New York corporation (the “Company”), of proxies to be voted at the 2013 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on Thursday, May 23, 2013, and at any adjournments or postponements of this scheduled meeting. The use of “we,” “us” or “our” in this proxy statement refers to the Company.

IMPORTANT NOTICE OF ELECTRONIC AVAILABILITY OF MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 23, 2013

Pursuant to Securities and Exchange Commission (“SEC”) rules, we may furnish proxy materials, including this proxy statement and the Company’s annual report for the year ending December 31, 2012, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”), which was mailed to most of our shareholders, will explain how you may access and review the proxy materials and how you may submit your proxy on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. Shareholders who requested paper copies of proxy materials or previously elected to receive proxy materials electronically did not receive the Notice of Internet Availability and are receiving the proxy materials in the format requested.

This proxy statement and the Company’s annual report for the year ending December 31, 2012 are available electronically on our hosted website at www.proxyvote.com.

To access and review the materials made available electronically:

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Go to www.proxyvote.com and input the 12-digit control number from the Notice of Internet Availability or proxy card.

2.

Click the “2013 Proxy Statement” in the right column.

3.

Have your proxy card or voting instructions available.

We encourage you to review all of the important information contained in the proxy materials before voting. If you would like to attend the Annual Meeting in person, please refer to the inside back cover of this proxy statement or www.proxyvote.com for directions to the meeting.

The Notice of Internet Availability and the proxy materials are first being made available to our shareholders on or about April 11, 2013.

Cost of Proxy Solicitation

The solicitation of proxies is made by our Board and will be conducted primarily by mail. Brokerage firms and other custodians, nominees and fiduciaries are reimbursed by the Company for reasonable out-of-pocket expenses that they incur to send proxy materials to shareholders and solicit their votes. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company bears the full cost of soliciting proxies. The Company has also retained Alliance Advisors to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s common stock, par value $1.25 per share (“common stock”). For these services, the Company will pay Alliance Advisors a fee of $7,000 plus reimbursement for reasonable out-of-pocket expenses.

Shareholders Sharing an Address

To reduce the expenses of delivering duplicate proxy materials, we deliver one Notice of Internet Availability and, if applicable, annual report and proxy statement, to multiple shareholders sharing the same mailing address unless otherwise requested. We will promptly send a separate annual report and proxy statement to a shareholder at a shared address upon request at no cost. Shareholders with a shared address may also request that we send a single copy in the future if we are currently sending multiple copies to the same address. Requests related to delivery of proxy materials may be made by calling Investor Relations at (972) 443-6500 or writing to Flowserve Corporation, Attention: Investor Relations, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039. Shareholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or similar organization to request information about this “householding” procedure.

– 2013 Proxy Statement   9

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Voting

Who May Vote and Number of Votes

If you are a shareholder of record at the close of business on March 28, 2013 (the “Record Date”), you may vote on the matters proposed in this proxy statement. You have one vote for each share you own.

Quorum for the Meeting

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting and represented in person or by proxy constitutes a quorum. A quorum is necessary to conduct business at the Annual Meeting. You are part of the quorum if you have voted. Shares that the holder abstains from voting on a particular proposal are counted as present at the meeting for purposes of determining a quorum.

Broker non-votes are also counted as present for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares in “street name” for a beneficial owner is represented in person or by proxy at the meeting but does not vote on a particular proposal because the broker has not received voting instructions from the beneficial owner and cannot or chooses not to vote the shares in its discretion for that particular proposal.

Counting of Votes

The voting standards required to elect directors and approve the other proposals, as well as the treatment of abstentions and broker non-votes, are described with each proposal under the respective “Required Vote and Recommendation” heading.

Only “votes cast” count in the voting results, and withheld votes and abstentions are not considered votes cast. If your shares are held through a broker, your vote instructs the broker how you want your shares to be voted. If you vote on each proposal, your shares will be voted in accordance with your instructions. Under the rules of the New York Stock Exchange (“NYSE”), brokers may vote shares they hold in “street name” on behalf of beneficial owners who have not voted with respect to certain discretionary matters. The proposal to ratify the appointment of PricewaterhouseCoopers LLP (Proposal Four) is considered a discretionary matter, so brokers may vote shares on this matter in their discretion if no voting instructions are received. However, the election of directors (Proposal One), the advisory vote on executive compensation (Proposal Two), the proposal to amend our Restated Certificate of Incorporation (Proposal Three) and the shareholder proposal are NOT considered discretionary matters, so brokers have no discretion to vote shares for which no voting instructions are received, and no vote will be cast if you do not vote on those items. We therefore urge you to vote on ALL voting items .

The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes present at the Annual Meeting.

There are no dissenters’ rights of appraisal with respect to the matters to be acted upon at the meeting.

At the close of business on the Record Date, 47,884,957 shares of common stock were issued and outstanding (excluding treasury shares) that may be voted at the Annual Meeting.

How to Vote

Voting by Proxy Holders for Shares Registered in the Name of a Brokerage Firm or Bank.  If your shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares voted. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares to confirm their shareholder status for entry into the Annual Meeting.

Voting by Proxy Holder for Shares Registered Directly in the Name of Shareholder.  If you hold your shares in your own name as a holder of record, you must vote your shares in person at the Annual Meeting or instruct the proxy holders named on the proxy card how to vote your shares by either (i) using the Internet website or the toll-free telephone number set forth below or (ii) if you received paper copies of the proxy materials, signing, dating and mailing the enclosed proxy card to our independent proxy tabulation firm, Broadridge Investor Communications Services (“Broadridge”), in the enclosed envelope. Each of these voting methods is described below:

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Vote by Internet.  You have the option to vote via the Internet at the address of www.proxyvote.com by following the on-screen instructions that will direct you how to vote your shares. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on May 22, 2013. Have your proxy card available when you access the Internet website. IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN A PROXY CARD.

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Vote by Telephone . If you hold your shares in your name as a holder of record, you may vote by telephone by calling toll-free to 1-800-690-6903 from the United States and Canada and following the series of voice instructions that will direct you how to vote your shares. Have your proxy card available when you place your telephone call. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on May 22, 2013. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN A PROXY CARD.

– 2013 Proxy Statement   10

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Vote by Mail.  If you received paper copies of the proxy materials, you may mark the enclosed proxy card, sign and date it and return it to Broadridge in the enclosed envelope as soon as possible before the Annual Meeting. Your signed proxy card must be received by Broadridge prior to the date of the Annual Meeting for your vote to be counted at the Annual Meeting.

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Vote in Person.  If you are a registered shareholder and attend the Annual Meeting in person, you may deliver a completed proxy card or vote by ballot at the Annual Meeting.

Voting by Participants in the Flowserve Corporation Retirement Savings Plan

If you are a participant in the Flowserve Corporation Retirement Savings Plan, your vote serves as a voting instruction to the trustee for this plan.

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To be timely, if you vote your shares in the Flowserve Corporation Retirement Savings Plan by telephone or Internet, your vote must be received by 11:59 p.m., Eastern Time, on May 21, 2013. If you do not vote by telephone or Internet, please return your proxy card as soon as possible.

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If you vote in a timely manner, the trustee will vote the shares as you have directed.

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If you do not vote, or if you do not vote in a timely manner, the trustee will vote your shares in the same proportion as the shares voted by participants who timely return their cards to the trustee.

Changing Your Vote

You may revoke your proxy at any time before it has been exercised at the Annual Meeting by:

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timely mailing in a revised proxy dated later than the prior submitted proxy;

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timely notifying the Corporate Secretary in writing that you are revoking your proxy;

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timely casting a new vote by telephone or the Internet; or

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if you are a holder of record, appearing in person and voting by ballot at the Annual Meeting.

Vote Tabulations

Tabulation of voted proxies will be handled by Broadridge, an independent firm. Broadridge is the inspector of elections for the Annual Meeting.

Shareholder Proposals and Nominations

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), certain shareholder proposals may be eligible for inclusion in our 2014 proxy statement. These shareholder proposals must comply with the requirements of Rule 14a-8, including a requirement that shareholder proposals be received by the Corporate Secretary no later than December 12, 2013. We strongly encourage any shareholder interested in submitting a proposal to contact the Corporate Secretary in advance of this deadline to discuss the proposal. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. The Corporate Governance and Nominating Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals.

Alternatively, under the Company’s By-laws, if a shareholder does not want to submit a proposal for inclusion in our proxy statement but wants to introduce it at our 2014 annual meeting, or intends to nominate a person for election to the Board directly (rather than by recommending such person as a candidate to our Corporate Governance and Nominating Committee as described below under “Board of Directors—Committees of the Board—Corporate Governance and Nominating Committee”), the shareholder must submit the proposal or nomination in writing between January 23, 2014 and February 22, 2014. If, however, the 2014 annual meeting is held more than 30 days before or more than 60 days after the anniversary of the 2013 Annual Meeting, the shareholder must submit any such proposal between (i) 120 calendar days prior to the 2014 annual meeting and (ii) the later of 90 calendar days prior to the 2014 annual meeting or 10 days following the date on which the date of the 2014 annual meeting is publicly announced. The shareholder’s submission must be made by a registered shareholder on his or her behalf or on behalf of a beneficial owner of the shares, and must include detailed information specified in our By-laws concerning the proposal or nominee, as the case may be, and detailed information as to the shareholder’s interests in Company securities. We will not entertain any proposals or nominations at the 2014 annual meeting that do not meet these requirements.

If the shareholder does not comply with the requirements of Rule 14a-4(c)(1) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such shareholder proposal or nomination. The Company’s By-laws are posted on our website at www.flowserve.com under the “Investor Relations — Governance” caption. To make a submission or to request a copy of the Company’s By-laws, shareholders should contact our Corporate Secretary at the following address:

Flowserve Corporation

5215 N. O’Connor Blvd., Suite 2300

Irving, Texas 75039

Attention: Corporate Secretary

We strongly encourage shareholders to seek advice from knowledgeable legal counsel and contact the Corporate Secretary before submitting a proposal or a nomination.

– 2013 Proxy Statement   11

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PROPOSAL ONE:    ELECTION OF DIRECTORS

The Company’s Board currently consists of eleven directors. At the 2012 annual meeting of shareholders, our shareholders approved amendments to our governing documents that eliminated the classified structure of the Board but left unaffected the existing terms of directors previously elected under our prior three-class structure. The annual election of Board members with expiring terms commences with this Annual Meeting. Accordingly, the Board has nominated Gayla J. Delly, Rick J. Mills, Charles M. Rampacek and William C. Rusnack, whose terms of office as members of the Board are expiring at this Annual Meeting, to serve a one-year term expiring at the 2014 annual meeting of shareholders. Biographical information for each nominee is provided below under the headings “Board of Directors—Biographical Information—Nominees to Serve an Annual Term Expiring at the 2014 Annual Meeting of Shareholders.”

Required Vote and Recommendation

Our By-laws require that, in an uncontested election, each director will be elected by a vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. We will not treat any share as having cast a vote on this proposal (a) where the ballot is marked as withheld, (b) if it is otherwise present at the Annual Meeting but there is an abstention or (c) where a shareholder gives no authority or direction. In a contested election, the directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected to the open positions.

In an uncontested election, any nominee for director who duly holds office as a director under the By-Laws and does not receive an affirmative vote of a majority of the votes cast in favor of or against such nominee is required to tender his or her resignation promptly after such election. The independent directors of the Board, giving due consideration to the best interests of the Company and our shareholders, will then evaluate the relevant facts and circumstances and make a decision, within 30 days after the election, on whether to accept the tendered resignation. Any director whose resignation is under consideration is prohibited from participating in the Board’s decision. The Board will promptly disclose publicly its decision and, if applicable, the reasons for rejecting the tendered resignation. The Board may fill any vacancy resulting from a director’s accepted resignation, as provided in our By-laws.

Broker non-votes will not be considered to have voted on this proposal and will therefore have no effect on the proposal.

The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” the election of these nominees unless you instruct otherwise or you withhold authority to vote for any one or more of them. If any director is unable to stand for re-election, the Board may reduce the number of directors or choose a substitute. The nominees have indicated their willingness to serve as directors, and we have no reason to believe any nominee will not be able to stand for re-election.

The Board recommends that you vote “FOR” the election of all nominees to serve as directors.

– 2013 Proxy Statement   12

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Board of Directors - Biographical Information

Nominees to Serve an Annual Term Expiring at the 2014 Annual Meeting of Shareholders

Gayla J. Delly , age 53, has served as a director since January 2008 and serves as a member of the Audit Committee and the Finance Committee. Ms. Delly currently serves as President and Chief Executive Officer of Benchmark Electronics Inc., a company that provides contract manufacturing, design, engineering, test and distribution services to manufacturers of computers, medical devices, telecommunications equipment and industrial control and test instruments. Ms. Delly is a certified public accountant. At Benchmark Electronics Inc., she previously served as President from 2006 to December 2011, Executive Vice President and Chief Financial Officer from 2001 to 2006, and as Corporate Controller and Treasurer from 1995 to 2001. From March 2005 to October 2008, Ms. Delly also served as a member of the board of directors for Power One, a provider of power conversion and management solutions.

We believe that Ms. Delly is well qualified to serve as a director due to her international manufacturing experience, with specific focus on engineering and technology in emerging markets, including Asia and Latin America, which provides valuable insight into the Company’s operations and assists in identifying product portfolio opportunities. In addition to her board experience, Ms. Delly has valuable executive leadership experience and financial expertise gained from her time with Benchmark Electronics Inc.

Rick J. Mills, age 65, has served as a director since 2007 and serves as Chairman of the Audit Committee and as a member of the Corporate Governance and Nominating Committee. He served as a Vice President of Cummins Inc., a manufacturer of large diesel engines, and President of the Components Group at Cummins Inc., from 2005 to March 2008. He was Vice President and President — Filtration Business from 2000 to 2005 and held other key management positions with Cummins Inc. from 1970 to 2000, including Corporate Controller and Chief Accounting Officer from 1996 to 2000. From February 2005 to April 2009, Mr. Mills served as a director for Rohm & Haas, a specialty chemicals company, which was sold to Dow Chemical in April 2009. From 2008 to 2010, Mr. Mills served as a director and member of the audit committee of GERDAU Ameristeel, the second largest mini-mill steel producer in North America, which was acquired by GERDAU, SA in 2010. Since January 2012, Mr. Mills has served as a director and member of the audit committee of Commercial Metals Company, a global manufacturer, recycler and marketer of steel and metal products and related materials.

We believe that Mr. Mills is well qualified to serve as a director due to his extensive knowledge of industrial manufacturing and cyclical end-markets, which provides a deep familiarity with the Company’s industrial challenges and opportunities. Additionally, Mr. Mills has valuable corporate governance and compliance expertise through his board of directors and audit committee experience.

– 2013 Proxy Statement   13

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Charles M. Rampacek , age 69, has served as a director since 1998 and serves as a member of the Audit Committee and the Organization and Compensation Committee. Mr. Rampacek is currently a business and management consultant in the energy industry. Mr. Rampacek served as the Chairman of the Board, President and Chief Executive Officer of Probex Corporation (“Probex”), an energy technology company providing proprietary oil recovery services, from 2000 to 2003. From 1996 to 2000, Mr. Rampacek served as President and Chief Executive Officer of Lyondell-Citgo Refining, L.P., a manufacturer of petroleum products. From 1982 to 1995, he held various executive positions with Tenneco Inc. and its energy related subsidiaries, including President of Tenneco Gas Transportation Company, Executive Vice President of Tenneco Gas Operations and Senior Vice President of Refining. In 2005, two complaints seeking recovery of certain alleged losses were filed against former officers and directors of Probex, including Mr. Rampacek, as a result of the bankruptcy of Probex in 2003. These complaints were defended under Probex’s director and officer insurance by AIG, and settlement was reached and paid by AIG with bankruptcy court approval in the first half of 2006. An additional complaint was filed in 2005 against noteholders of certain Probex debt, of which Mr. Rampacek was a party. A settlement of $2,000 was reached and similarly approved in the first half of 2006.

From November 2006 to November 2011, Mr. Rampacek served as a member of the Board of Directors of Enterprise Products GP, LLC, which is the general partner of Enterprise Products Partners L.P., a publicly traded limited partnership that provides mid-stream services for the oil and gas industry. Since December 2009, Mr. Rampacek has also been a member of the Board of Directors of Cenovus Energy Inc., a Canadian publicly-traded company that is involved in natural gas and oil sands production and North American oil refining. He is a member of Cenovus Energy Inc.’s Nominating and Corporate Governance Committee, Reserve Committee and Safety, Environment and Responsibility Committee.

We believe that Mr. Rampacek is well qualified to serve as a director due to his extensive knowledge of and experience in the energy industry, including the oil and natural gas markets and with complex energy recovery technology, which provides unique insight into the Company’s end-markets and customer needs. Mr. Rampacek also has extensive board of directors experience and knowledge of corporate governance matters.

William C. Rusnack , age 68, has served as a director since 1997 and serves as a member of the Audit Committee and the Organization and Compensation Committee. He is currently a private investor and independent corporate director. Mr. Rusnack was President, Chief Executive Officer, Chief Operating Officer  and director of Premcor Inc. from 1998 to 2002. Before joining Premcor, Inc., Mr. Rusnack served for 31 years with Atlantic Richfield Company, (“ARCO”), an integrated petroleum  company, most recently as Senior Vice President of ARCO  from 1990 to 1998 and President of ARCO Products Company from 1993 to 1998. He has also been since October 2001 a director of Sempra Energy, an energy services company, where he serves as a member of the governance and executive committees, as well as chairman of the organization and compensation committee. Since January 2002, he has also been a director of Peabody Energy, a coal mining company, where he serves as a member of the executive committee and as chairman of the audit committee. From April 2010 through July 2012, he served as a director and member of the compensation committee and nominating and governance committee of Solutia Inc., a producer of specialty chemicals and performance materials, which was acquired by Eastman Chemical in July 2012.

We believe Mr. Rusnack is well qualified to serve as a director due to his extensive knowledge of the energy industry, including the oil and natural gas markets, and his experience in infrastructure operations, which provides an intimate understanding of the Company’s customers and its operational challenges and opportunities. Mr. Rusnack also has extensive executive compensation and risk management expertise through his board experience with Sempra Energy, Peabody Energy and the Company.

– 2013 Proxy Statement   14

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Directors Serving a Term Expiring at the 2014 Annual Meeting of Shareholders

John R. Friedery , age 56, has served as a director since August 2007 and serves as Chairman of the Organization and Compensation Committee and as a member of the Corporate Governance and Nominating Committee. From January 2008 to January 2010, Mr. Friedery served as Senior Vice President; President, Metal Beverage Packaging, Americas and Asia, for Ball Corporation, a provider of metal and plastic packaging for beverages, foods and household products, and of aerospace and other technologies services. From January 2004 to December 2007, he served as Ball Corporation’s Chief Operating Officer, Packaging Products Americas, and from April 2000 to May 2004 as the President, Metal Beverage Container operations, as well as other leadership roles in Ball Corporation since 1988. Prior to his employment with Ball Corporation, he served in field operations for Dresser/Atlas Well Services and in operations, exploration and production for Nondorf Oil and Gas.

We believe that Mr. Friedery is well qualified to serve as a director due to his extensive operational experience with an international industrial manufacturing focus, which provides a global business perspective and a deep understanding of the Company’s industry, end-markets and strategic focus. In addition to his board experience, Mr. Friedery also has experience with renewables and sustainability expertise gained from his service with Ball Corporation.

Joe E. Harlan , age 53, has served as a director since August 2007 and serves as Chairman of the Finance Committee and as a member of the Corporate Governance and Nominating Committee. Mr. Harlan currently serves as Executive Vice President and President of the Performance Products and Performance Systems Division of Dow Chemical Company, a global specialty chemical, advanced materials, agrosciences and plastics company. From 2008 to August 2011, he served as Executive Vice President of the Consumer and Office Business of the 3M Company, a diversified consumer products and office supply provider. From 2005 to 2008, Mr. Harlan served as 3M Company’s Executive Vice President of the Electro and Communications Business. He served as President and Chief Executive Officer of Sumitomo 3M Ltd., a diversified technology and products manufacturer, from 2003 to 2004. Prior to his career with 3M Company, he spent 20 years with General Electric Company, holding a number of leadership positions including serving as Vice President of Finance and CFO for GE Lighting Group (Global).

We believe that Mr. Harlan is well qualified to serve as a director due to his strong international experience and familiarity with emerging markets, including Asian markets, gained through his various executive leadership roles. In addition to his board experience, Mr. Harlan also has experience in engineering and technology service from his positions with General Electric and 3M Company.

Michael F. Johnston , age 65, has served as a director since 1997 and serves as Chairman of the Corporate Governance and Nominating Committee and as a member of the Finance Committee. Mr. Johnston served as the Chief Executive Officer, through May 2008, and as the chairman of the board of directors, from April 2002 to November 2008, of Visteon Corporation (“Visteon”), an automotive components supplier, and served as Visteon’s President, Chief Executive Officer and Chief Operating Officer at various times since 2000. In May 2009, Visteon filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Before joining Visteon, he was employed by Johnson Controls, Inc., a company serving the automotive and building services industry, as President of North America/Asia Pacific, Automotive Systems Group, from 1999 to 2000, President of Americas Automotive Group from 1997 to 1999 and in other senior management positions since 1991. Mr. Johnston has also been since October 2003 a director of Whirlpool Corporation, an appliance manufacturer.

Mr. Johnston will retire from service on the Company’s board of directors effective as of the 2013 Annual Meeting. We thank Mr. Johnston for his many years of exemplary service to the Company.

– 2013 Proxy Statement   15

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Directors Serving a Term Expiring at the 2015 Annual Meeting of Shareholders

Mark A. Blinn , age 51, has served as a director and as President and Chief Executive Officer since October 2009. Mr. Blinn previously served as the Company’s Chief Financial Officer beginning in 2004 and Senior Vice President, Latin America Operations beginning in November 2007. Prior to his service with the Company, he was employed as the Chief Financial Officer of FedEx Kinko’s Office and Print Services, Inc., an international shipping and printing company, from 2003 to 2004, and as Vice President and Treasurer of Kinko’s, Inc. from 2002 to 2003. Mr. Blinn also served as Vice President and Chief Accounting Officer of Centex Corporation, a home building company, from 2000 to 2002 and as Managing Director of Corporate Finance beginning in 1999. Since January 2013, Mr. Blinn has served as a director of Texas Instruments, a semiconductor company.

We believe Mr. Blinn is well qualified to serve as a director due to his position as the Company’s President and Chief Executive Officer, which provides the Board with intimate knowledge of the Company’s day to day operations. Mr. Blinn also brings an international and emerging markets perspective to the Board from his experience as the Company’s Senior Vice President, Latin America Operations.

Roger L. Fix , age 59, has served as a director since 2006 and serves as a member of the Finance Committee and the Organization and Compensation Committee. Mr. Fix is the President and Chief Executive Officer of Standex International Corporation (“Standex”), a publicly traded diversified manufacturing company. He has been its Chief Executive Officer since 2003, President since 2001 and member of the board of directors since 2001. He was Standex’s Chief Operating Officer from 2001 to 2002. He has also been a member of Standex’s Executive Committee since 2003. Before joining Standex, he was employed by Outboard Marine Corporation, a marine manufacturing company, as Chief Executive Officer and President from 2000 to 2001 and Chief Operating Officer and President during 2000. He also served as a member of its board of directors from 2000 to 2001. He served as Chief Executive of John Crane Inc., a global manufacturer of mechanical seals for pump and compressor applications in the process industry, from 1998 to 2000 and as its President — North America from 1996 to 1998. He was President of Xomox Corporation, a manufacturer of process control valves and actuators, from 1993 to 1996. He was also employed by Reda Pump Company, a manufacturer of electrical submersible pumping systems for oil production, from 1981 to 1993, most recently as Vice President and General Manager/Eastern Division.

We believe that Mr. Fix is well qualified to serve as a director due to his executive leadership experience, including with John Crane Inc., Xomox Corporation and other competitor companies, which provides extensive knowledge of the Company’s products and valuable insight into the competitive landscape for flow control products. In addition to his board experience, Mr. Fix also has international operations experience and corporate development expertise.

David E. Roberts, age 52, has served as a director since November 2011 and serves as a member of the Finance Committee and the Organization and Compensation Committee. He served as Executive Vice President and Chief Operating Officer of Marathon Oil Corporation, an independent upstream company with international operations in exploration and production, oil sands mining and integrated gas, from 2008 through December 2012. He held other key management positions with Marathon from 2006 through 2008, including Executive Vice President in charge of Marathon’s worldwide upstream operations and Senior Vice President of business development. Prior to his time at Marathon, Mr. Roberts held leadership roles at BG Group, an integrated natural gas company, and served as advisor to the Vice Chairman of Chevron Corporation from 2001 to 2003.

We believe Mr. Roberts is well qualified to serve as a director due to his executive leadership experience, strong international operations background, business development experience and extensive knowledge of and experience in the energy industry. This provides Mr. Roberts with a unique insight into the Company’s operational challenges and opportunities and its end-markets and customer needs.

James O. Rollans , age 70, has served as a director since 1997. Mr. Rollans serves as the Non-Executive Chairman of the Board of Directors and as a member of the Audit Committee and the Corporate Governance and Nominating Committee. He also serves as an alternate director of all other committees for any committee member not in attendance at a committee meeting. Mr. Rollans is an independent corporate director and corporate financial advisor. Mr. Rollans was President and Chief Executive Officer of Fluor Signature Services, a subsidiary of Fluor Corporation, a major engineering, procurement and construction firm, from 1999 to 2001. He served as Senior Vice President of Fluor Corporation from 1992 to 1999, as its Chief Financial Officer from 1998 to 1999 and from 1992 to 1994, as its Chief Administrative Officer from 1994 to 1998, as its Vice President of Corporate Communications from 1982 to 1992, and as a member of its board of directors from 1995 to 2001. From February 2002 to February 2009, Mr. Rollans served as a director of Advanced Medical Optics, Inc., a developer and manufacturer of ophthalmic surgical and contact lens products. Mr. Rollans is also currently a director of Encore Credit Corporation, a mortgage finance company.

We believe that Mr. Rollans is well qualified to serve as a director due to his executive leadership experience, including his various leadership roles with a Fortune 500 customer of flow control products and services, which provide a multi-disciplined perspective and a profound level of customer intimacy, and also due to his experience in managing challenging, complex projects in emerging markets like those faced by the Company. Mr. Rollans also has strong financial expertise gained from his financial leadership roles with Fluor Corporation and extensive board experience with other public companies.

– 2013 Proxy Statement   16

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Role of the Board; Corporate Governance Matters

The Board has a duty to oversee the Chief Executive Officer and other senior management in the competent and ethical operation of the Company on a day-to-day basis and help ensure that our shareholders’ best interests are being served. In its efforts to satisfy this duty, the Board has established internal guidelines designed to promote effective oversight of the Company’s vital business affairs that the Board monitors, which it updates as it deems appropriate.

The guidelines set parameters for the director recruiting process and the composition of Board committees. They also determine the formal process for review and evaluation of the Chief Executive Officer, individual directors and the Board’s performance. The guidelines further establish targets for director equity ownership and require a director to offer his or her resignation when such director’s principal occupation changes during a term of office. Under such circumstances, the Corporate Governance and Nominating Committee of the Board will review whether it is appropriate for the director to continue serving on the Board. Finally, these guidelines establish age limits for directors, which may be waived by the Board if deemed appropriate.

Further, the Board has adopted formal Corporate Governance Guidelines, which, among other things, contain a prescribed set of qualification standards with respect to the determination of director independence, which either meet or exceed the independence requirements of the NYSE. Under the Corporate Governance Guidelines, only those directors who have no material relationship with the Company (except in his or her role as a director) are deemed independent. The Corporate Governance Guidelines specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent registered public accounting firm.

The Board has determined that, other than Mark A. Blinn, the Company’s President and Chief Executive Officer, each member of the Board, including all persons nominated for re-election, meet the independence standards set forth in the applicable rules of the SEC and the NYSE corporate governance listing standards.

The Board’s Corporate Governance Guidelines, as well as the Company’s Code of Ethics and Code of Business Conduct, are available on the Company’s website at www.flowserve.com under the “Investor Relations — Governance” caption.

Board Leadership Structure and Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer have been separated at the Company since 2005. James O. Rollans, the Company’s current non-executive Chairman of the Board, presides over the meetings of the Board, including executive sessions of the Board where only non-employee directors are present. He reviews and approves the agendas for Board meetings, among his other duties as Chairman of the Board. He also serves as a member of the Audit Committee, as a member of the Corporate Governance and Nominating Committee and as an alternate member for all other Board committees. Mr. Rollans strives to attend all committee meetings when possible.

We currently believe that separating the positions of Chairman of the Board and Chief Executive Officer is most appropriate for the Company because it places an independent director in a position of leadership on the Board. We believe this independent leadership and the non-executive Chairman’s authority to call meetings of the non-employee directors adds value to our shareholders by facilitating a more efficient exercise of the Board’s fiduciary duties in the current structure. We also believe the non-executive Chairman further enhances independent oversight by being responsible for establishing the Board’s annual schedule and collaborating with the Chief Executive Officer on the agendas for all Board meetings. The separation of Chairman and Chief Executive Officer also allows the non-executive Chairman to provide support and advice to the Chief Executive Officer, reinforcing the reporting relationship, and accountability, of the Chief Executive Officer to the Board.

The Company’s Chief Executive Officer and other members of senior management are responsible for the ongoing assessment and management of the risks the Company faces, including risks relating to capital structure, liquidity and credit, financial reporting and public disclosure, operations and governance. The Board and each of the Board’s four committees (the Audit Committee, Finance Committee, Corporate Governance and Nominating Committee and Organization and Compensation Committee) oversee senior management’s policies and procedures in addressing these and other risks that fall within the scope of the Board’s and the committees’ respective areas of oversight responsibility. For example, the Board directly oversees risk management relating to strategic planning, the Finance Committee directly oversees risk management relating to capital structure and liquidity, the Corporate Governance and Nominating Committee directly oversees risk management relating to director independence and corporate governance and the Organization and Compensation Committee directly oversees risk management relating to employee compensation and succession planning. Additionally, the Audit Committee directly oversees risk management relating to financial reporting and public disclosure and legal and regulatory compliance and, in accordance with provisions of the NYSE Listed Company Manual, reviews and discusses, in a general manner, the process by which the Board and its committees oversee senior management’s exercise of risk management responsibilities. The Board is regularly informed through committee reports of each committee’s activities in overseeing risk management within their respective areas of oversight responsibility.

– 2013 Proxy Statement   17

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Meetings of the Board

The Board held seven regular meetings and five special meetings in 2012. Executive sessions of non-employee directors are normally held at each regular Board meeting. Any non-employee director may request that additional executive sessions be scheduled. Shareholders may communicate with the Company’s non-employee directors by following the instructions set forth under “—Shareholder Communications with the Board” below.

Board members customarily have attended the Company’s annual meetings of shareholders. All Board members attended the Company’s 2012 annual meeting of shareholders, except for Mr. Rusnack. In 2012, each director attended at least 75% of the meetings of the Board and the committees on which he or she served during the period for which he or she has been a director.

Shareholder Communications with the Board

Shareholders and other interested parties may communicate with the Board directly by writing to: James O. Rollans, Chairman of the Board, c/o Flowserve’s Corporate Secretary, Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039. All such communications will be delivered to Mr. Rollans.

Committees of the Board

The Board maintains an Audit Committee, a Finance Committee, a Corporate Governance and Nominating Committee (“CG&N Committee”) and an Organization and Compensation Committee (“O&C Committee”). Only independent directors are eligible to serve on Board committees.

Each committee is governed by a written charter. The charters of the Audit Committee, Finance Committee, CG&N Committee and O&C Committee are available on the Company’s website at www.flowserve.com under the “Investor Relations — Governance” caption.

Committee Membership and Number of Meetings

The following table identifies the current members of each of the Board’s committees and the number of meetings held in 2012:

Name	Audit(1)	Corporate Governance & Nominating(2)	Finance(2)	Organization & Compensation(2)
Gayla J. Delly	X		X
Roger L. Fix			X	X
John R. Friedery		X		Chair
Joe E. Harlan		X	Chair
Michael F. Johnston(3)		Chair	X
Rick J. Mills	Chair	X
Charles M. Rampacek	X			X
David E. Roberts			X	X
James O. Rollans	X	X
William C. Rusnack	X			X
Number of Meetings Held	8	6	5	7

(1)

The Board has determined that Mr. Mills qualifies as an audit committee financial expert under SEC rules and has accounting or related financial management expertise for purposes of the NYSE corporate governance listing standards. The Board has also determined that all members of the Audit Committee are financially literate, within the meaning of the NYSE corporate governance listing standards, and meet the independence standards set forth in the SEC rules and required by the NYSE.

(2)

The Board has determined that all members of the committee meet the independence standards of the NYSE.

(3)

Mr. Johnston is retiring from the Board immediately following the Annual Meeting.

Audit Committee

The Audit Committee directly engages the Company’s independent auditors, pre-approves the scope of the annual external audit and pre-approves all audit and non-audit services to be provided by the independent auditor. The Audit Committee further approves and directly reviews the results of the Company’s internal audit plan. The Audit Committee also meets with management and the independent auditors to review the quality and accuracy of the annual and quarterly financial statements and considers the reports and recommendations of independent internal and external auditors pertaining to audit results, accounting practices, policies and procedures and overall internal controls. The Audit Committee also reviews and discusses, in a general manner, the process by which the Board and the other Board committees oversee senior management’s exercise of risk management responsibilities.

The Audit Committee meets regularly with the external and internal auditors in executive sessions to discuss their reports on a confidential basis. In addition, the Audit Committee prepares and issues the “Report of the Audit Committee” included in this proxy statement.

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Finance Committee

The Finance Committee advises the Board on all corporate financing and related treasury matters regarding capital structure and major corporate transactions. The Finance Committee also approves major capital expenditures made by the Company and also advises the Board on the Company’s pension fund performance.

Corporate Governance and Nominating Committee

The CG&N Committee is responsible for making recommendations to the Board for the positions of Chairman of the Board, President and Chief Executive Officer. The CG&N Committee is also responsible for recommending candidates for membership to the Board. Prior to considering nominee director candidates, the CG&N Committee assesses the appropriateness of the Board’s current size and composition and whether any vacancies on the Board are expected due to retirement or other factors. If additional directors are needed or vacancies are anticipated or otherwise arise, the CG&N Committee utilizes a variety of methods for identifying and evaluating nominee director candidates.

The identification and evaluation of director candidates begins with the Board’s Corporate Governance Guidelines, which establish the criteria for Board membership. As a starting point under the Guidelines, all prospective Board members must possess the highest professional and personal ethics. Board members should have varied professional expertise in fields of accounting and finance, engineering, industrial sales, manufacturing, international operations, human resources and field service. Additionally, all existing and prospective Board members should have a broad strategic view, possess a global business perspective and demonstrate relevant and successful career experience. A Board member’s service on the boards of other public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties and effectively represent the interests of the shareholders.

The Guidelines further articulate the Board’s firm belief that, underlying the aforementioned criteria, the Board’s members should have a diversity of backgrounds, which is viewed in comprehensive terms. In evaluating diversity of backgrounds, the Board considers individual qualities and attributes, such as educational background, professional skills, business experience and cultural viewpoint, as well as more categorical diversity metrics, such as race, age, gender and nationality. This consideration is implemented through the selection process for director nominees, and the Board assesses its effectiveness in promoting diversity through an annual self-assessment process that solicits feedback concerning the appropriateness of the Board’s diversity, among other critical performance factors.

The CG&N Committee considers various potential director candidates who may come to the attention of the CG&N Committee through current Board members, professional search firms, shareholders or other persons. The CG&N Committee generally retains a national executive-recruiting firm to research, screen and contact potential candidates regarding their interest in serving on the Board, although the CG&N Committee may also use less formal recruiting methods.

A shareholder desiring to recommend a candidate for election to the Board should submit a written notice, as required by the Company’s By-laws, including the candidate’s name and qualifications to our Corporate Secretary, who will refer the recommendation to the CG&N Committee. The CG&N Committee may require any shareholder-recommended candidate to furnish such other information as may reasonably be required to determine the eligibility of such recommended candidate or to assist in evaluating the recommended candidate. The CG&N Committee may require the submission of a fully completed and signed Questionnaire for Directors and Executive Officers on the Company’s standard form and a written consent by the shareholder-recommended candidate to serve as a director, if so elected.

All identified candidates, including shareholder-recommended candidates, are evaluated by the CG&N Committee using generally the same methods and criteria, although those methods and criteria may vary from time to time depending on the CG&N Committee’s assessment of the Company’s needs and current situation.

The CG&N Committee is also responsible for preparing materials for the Chief Executive Officer’s annual performance review conducted by the Board. Further, the CG&N Committee reviews and recommends, as deemed appropriate, changes to the Company’s corporate governance policies consistent with SEC rules and the NYSE corporate governance listing standards.

Organization and Compensation Committee

The O&C Committee is responsible for establishing executive compensation for officers, including the Chief Executive Officer and other corporate officers. As further discussed under “Executive Compensation,” decisions regarding compensation are made by the O&C Committee in a manner that is intended to be internally equitable, externally competitive and an incentive for effective performance in the best interests of our shareholders, while adhering to and promoting the Company’s risk management objectives. The O&C Committee is the administrator of the Company’s various equity and incentive compensation plans for key employees. The O&C Committee may, under certain circumstances, delegate routine or ministerial activities under these plans to management.

The O&C Committee also reviews the recommendations of the Chief Executive Officer and the Senior Vice President, Chief Administrative Officer, regarding adjustments to the Company’s executive compensation programs. The O&C Committee has retained and regularly meets with its independent executive compensation consultant, Lyons, Benenson & Company Inc., which assists the O&C Committee in evaluating the Company’s compensation programs and adherence to the philosophies and principles stated below under “Executive Compensation—Compensation Discussion and Analysis.”

The O&C Committee is also responsible for reviewing management succession plans and for recommending changes in director compensation to the Board. The O&C Committee periodically reviews the organizational design, management development plans and managerial capabilities of the Company. The O&C Committee also prepares and issues the “Organization and Compensation Committee Report” included in this proxy statement.

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Board of Directors Compensation

The following table sets forth certain information with respect to our non-employee director compensation for the fiscal year ended December 31, 2012. Compensation information for Mr. Blinn is set forth below under “Executive Compensation—Summary Compensation Table.” Mr. Blinn did not receive any compensation solely for service as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Total ($)
Gayla J. Delly	72,563	(3)	124,944	197,507
Roger L. Fix	77,625	(3)	124,944	202,569
John R. Friedery	81,969	(3)	124,944	206,913
Joe E. Harlan	77,500		124,944	202,444
Michael F. Johnston	77,500		124,944	202,444
Rick J. Mills	89,125	(3)	124,944	214,069
Charles M. Rampacek	67,500		124,944	192,444
David E. Roberts	77,625	(3)	124,944	202,569
James O. Rollans	204,125	(3)(4)	124,944	329,069
William C. Rusnack	73,723		124,944	198,667

(1)

Eligible directors received an annual equity grant of 1,216 shares of restricted common stock on May 17, 2012, the date of the Company’s 2012 annual meeting of shareholders. The amounts shown in this column reflect the grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, “Compensation – Stock Compensation”, and are calculated using a price per share of $102.75, the closing market price of the Company’s common stock as reported by the NYSE on the date of grant. Assumptions used in the valuations are discussed in Note 5 to the Company’s audited consolidated financial statements for the year ended December 31, 2012 in the Annual Report on Form 10-K filed on February 21, 2013.

(2)

The current directors each had 1,216 shares of restricted common stock outstanding at December 31, 2012; all other shares held are vested. No director had stock option awards outstanding at December 31, 2012.

(3)

Amount reported includes a 15% premium to actual fees due to the director’s election to defer all or a portion of cash retainer payments in the form of Company common stock under the Company’s director stock deferral plan.

(4)

Includes an additional cash retainer for services as non-executive Chairman of the Board.

2012 Director Compensation Elements

Compensation for our Board members consists of three primary elements: (1) an annual cash retainer; (2) an annual cash committee service fee, which is paid per committee, with an additional service fee for committee chairs; and (3) an annual equity compensation grant.

In May 2012, upon the recommendation of the O&C Committee, the Board reviewed director compensation data prepared by Lyons, Benenson & Company Inc., the O&C Committee’s independent consultant, showing competitive compensation levels for the Company’s high performance peer group, which is discussed under “Executive Compensation.” On the basis of the compensation data reviewed, and with the intent to keep Board compensation levels market competitive, the Board adjusted the compensation amounts for each element as follows: annual cash retainer increased from $50,000 to $60,000; annual cash committee service fee increased from $5,000 to $7,500; annual cash committee chairman service fee remained constant at $10,000; and equity compensation target value increased from $100,000 to $125,000. These adjustments were the first Board compensation adjustment since 2006 and became effective in May 2012. The prorated cash amounts are reflected in the Board compensation table above.

Directors are also eligible to receive special additional compensation when performing services that have been determined by the Board to be well above and beyond the normal director service requirements. The Board has set a compensatory rate of $3,500 per day for such services, though no fees were paid for this purpose in 2012.

Pursuant to the Company’s cash and stock director deferral plans and equity compensation plans, directors may elect to defer all or a portion of their annual cash compensation and equity compensation. The annual cash compensation may be deferred in the form of cash or in the form of an equivalent value of Company common stock. Compensation deferred in the form of cash accrues interest while deferred at rates that do not exceed market rates or constitute preferential earnings. If a director elects to defer cash compensation in the form of Company common stock, the director receives a 15% premium on the amount deferred.

The equity portion of non-employee director compensation is provided in the form of restricted common stock of the Company having a $125,000 fair market valuation at the time of grant, which is established on the date of the annual meeting of shareholders of the applicable year. Voting rights accompany such restricted common stock, which fully vest after the earlier of one year from the date of grant, the termination of the director’s service due to death or disability or a change in control. Under the Company’s Corporate Governance Guidelines, all non-employee directors must own shares of Company common stock with a value at least five times his or her annual cash retainer (currently valued at $300,000) by his or her fifth anniversary of Board service. If the stock ownership requirement is not met, the director will receive all future Board compensation in the form of Company common stock until the requirement is satisfied.

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Non-Executive Chairman of the Board Compensation

The non-executive Chairman of the Board receives an annual cash service fee in addition to the annual cash retainer and cash committee service fees. Since 2006, this annual service fee was set at $100,000. In May 2012 and in connection with the Board’s review of director compensation discussed above, the Board increased the Chairman’s annual service fee to $120,000. The prorated cash amounts that Mr. Rollans received in 2012 for this purpose are reflected in the Board compensation table above.

Compensation Committee Interlocks and Insider Participation

During 2012, the members of the O&C Committee included Messrs. Friedery, Fix, Rampacek, Roberts and Rusnack. None of the members of the O&C Committee were at any time during 2012 an officer or employee of the Company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or O&C Committee.

EXECUTIVE OFFICERS

The following sets forth certain information regarding the Company’s executive officers. Information pertaining to Mr. Blinn, who is both a director and executive officer of the Company, is presented above under “Board of Directors—Biographical Information—Nominees to Serve a Term Expiring at the 2015 Annual Meeting of Shareholders.”

Name	Age	Position With the Company
Mark A. Blinn	51	President, Chief Executive Officer and Director
Mark D. Dailey	54	Senior Vice President and Chief Administrative Officer
Thomas L. Pajonas	56	Senior Vice President and Chief Operating Officer
Carey A. O’Connor	41	Senior Vice President, General Counsel and Secretary
Ronald F. Shuff(1)	60	Senior Vice President
Michael S. Taff	50	Senior Vice President and Chief Financial Officer
(1) Retired effective March 1, 2013.

Mark D. Dailey has served as Senior Vice President and Chief Administrative Officer since February 2010. Mr. Dailey previously served as Senior Vice President, Human Resources from November 2006 and Chief Compliance Officer from May 2005. He served as Vice President, Supply Chain and Continuous Improvement, from 1999 until 2005. Before joining the Company, Mr. Dailey was Vice President, Supply Chain and held other supply chain management positions from 1992 to 1999 for the North American Power Tools Division of The Black and Decker Corporation.

Thomas L. Pajonas has served as Senior Vice President and Chief Operating Officer since January 2012. From 2004 to January 2012, he served as President of the Flow Control Division, holding the positions of Vice President from 2004 to December 2006 and Senior Vice President from December 2006. He was previously employed as Managing Director of Alstom Transport, a supplier of rail products, from 2003 to 2004 and Senior Vice President from 1999 to 2003 of the Worldwide Power Boiler Business of Alstom, Inc. From 1996 to 1999 he served in various capacities as Senior Vice President and General Manager International Operations and subsequently Senior Vice President and General Manager Standard Boilers Worldwide of Asea Brown Boveri.

Carey A. O’Connor has served as Senior Vice President, General Counsel and Secretary since November 2012. She previously served as Vice President and Corporate Secretary from May 2011 to November 2012, as Vice President, Global Group Counsel from October 2006 to May 2011, and Director, Global Human Resources Counsel from January 2003 to October 2006.

Ronald F. Shuff who retired effective March 1, 2013, served as General Counsel from 1988 to November 2012, and held the positions of Vice President from 1990 to December 2006 and Senior Vice President from December 2006 through retirement. Mr. Shuff also served as Secretary from 1989 to May 2011.

Michael S. Taff has served as Senior Vice President and Chief Financial Officer since January 2012. He previously served as Senior Vice President and Chief Financial Officer of The Babcock & Wilcox Company, a leading international provider of energy products and services, from July 2010 to November 2011. Prior to this position, he served as Senior Vice President and Chief Financial Officer of McDermott International, Inc., a leading engineering, procurement, construction and installation company focused on complex offshore oil and gas projects, from April 2007 to July 2010, and as its Vice President and Chief Accounting Officer from June 2005 to April 2007. From September 2010 through December 2011, Mr. Taff served as a director of USEC Inc., a publicly-traded supplier of enriched uranium and nuclear industry-related services to commercial nuclear power plants.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Introduction. The following sections contain our Compensation Discussion and Analysis (“CD&A”). This CD&A provides an overview and analysis of our executive compensation program and policies and the material compensation decisions we have made for our principal executive officer and our other executive officers named in the “Summary Compensation Table” on page 33. We refer to this group of executive officers collectively as our “Named Executive Officers” throughout this document. During 2012, our Named Executive Officers were:

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Mark A. Blinn, President and Chief Executive Officer (“CEO”) (principal executive officer);

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Michael. S. Taff, Senior Vice President and Chief Financial Officer (“CFO”) (principal financial officer)

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Richard J. Guiltinan, former Senior Vice President Finance and Chief Accounting Officer, who retired in March 2012 and served as our principal financial officer during January 2012;

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Thomas L. Pajonas, Senior Vice President and Chief Operating Officer (formerly President, Flow Control Division);

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Mark D. Dailey, Senior Vice President and Chief Administrative Officer; and

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Ronald F. Shuff, former Senior Vice President, who served as General Counsel through November 2012 and retired in March 2013.

Mr. Guiltinan’s 2012 compensation data is included in the “Summary Compensation Table” and other compensation-related tables; however, due to his retirement early in 2012, the focus of the following CD&A is on the more relevant data of the other Named Executive Officers who were employed through the end of 2012.

Pay for Performance. Each year, the O&C Committee, which is made up entirely of independent directors, determines the total amount and appropriate mix of compensation for our executive officers, including the Named Executive Officers. We believe that our compensation program is designed so that pay is commensurate with the level of performance generated, with incentive compensation representing the majority of total compensation. Accordingly, the President and CEO had 82.9% of his pay “at risk,” or dependent upon both the Company’s and his individual performance, and the other Named Executive Officers had on average 73.1% of their pay “at risk”.

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The following graphs illustrate the directional relationship between our Company performance and the compensation of our President and Chief Executive Officer.

As discussed in more detail under “—Elements of the Executive Compensation Program—Annual Incentive Opportunity”, our Named Executive Officers, as well as other Company employees, are eligible to receive a cash incentive payment based upon the Company’s operating income and operating cash flow performance against pre-established goals. Based on our 2012 results, our operating income performance metric was 98.3% of our pre-established goal, and our operating cash flow metric was 96.5% of our pre-established goal. This resulted in an annual incentive award payout of 94.9% of target for our Named Executive Officers, reflecting our pay for performance philosophy.

2010-2012 TOTAL SHAREHOLDER RETURN

Our Named Executive Officers, as well as other Company employees, receive a portion of their equity incentive compensation in the form of contingent performance shares, which vest, if at all, based on the Company’s average return on net assets (“RONA”) against the performance of a defined peer group. For the 2010-2012 performance period, the Company’s RONA was 17.8%, representing approximately 118% of the three year average median RONA of the high performance peer group, which is described in more detail under “—Executive Compensation Program Objectives and Principles”. This resulted in the contingent performance shares awarded for this performance period vesting at 200% of target. Additionally, the Company’s total shareholder return (“TSR”) for 2010-2012, which is measured by the change in our stock price from the end of 2009 through the end of 2012, plus reinvestment of dividends paid during the period, was 60.9%.

2012 Executive Compensation Vote. At the 2012 annual meeting of shareholders, our shareholders voted 93.9% in favor of the compensation of our named executive officers as described in our 2012 proxy statement. In consideration of the results, the O&C Committee acknowledged the support received from our shareholders and viewed the results as a confirmation of the Company’s existing executive compensation policies and decisions. Accordingly, we did not significantly change our compensation principles and objectives in 2012.

Compensation Objectives and Core Elements. Our key executive compensation objectives are to attract and retain key leaders, reward current performance, drive future performance and align the long-term interests of our executives with those of our shareholders. In pursuing these objectives, the O&C Committee uses certain guiding principles in designing the specific elements of the executive compensation program.

Consistent with these principles, the core elements of our executive compensation program consist of:

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cash compensation, in the form of market competitive base salary and an annual incentive opportunity tied to operating income and operating cash flow performance against pre-established goals; and

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long-term equity compensation, in the form of restricted stock that vests over time and contingent performance shares that vest, if at all, based on the achievement of benchmarked financial performance metrics designed to reinforce our business objectives and values.

Other benefits are provided to the Named Executive Officers that are generally consistent with those provided to other employees of the Company, including health plans and retirement benefits.

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This CD&A is intended to facilitate a better understanding of the detailed information provided in our executive compensation tables that follow by analyzing such data within the context of our overall compensation program. To guide the discussion and analysis, we have organized our CD&A after this “Executive Summary” into the following sections:

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Oversight of the Executive Compensation Program – This section describes the respective roles and responsibilities of the O&C Committee and the O&C Committee’s independent compensation consultant.

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Executive Compensation Program Objectives and Principles – This section describes the objectives that guide our compensation programs and discusses the individual principles the O&C Committee has established to drive our achievement of those objectives, including how our high performance peer group is established and how compensation is benchmarked to market reference points.

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Elements of the Executive Compensation Program – This section discusses the individual elements of our compensation program for the Named Executive Officers, including base salary, annual cash incentive opportunity, long-term equity incentives (including stock ownership requirements), pension plan, severance benefits, change-in-control plan and certain other benefits.

•

Additional Executive Compensation Information – This section includes an overview of other important executive compensation programs and policies, including employment agreements, tax and accounting implications and specific discussion of the CEO’s compensation in 2012.

Oversight of the Executive Compensation Program

Our executive compensation program is administered by the O&C Committee. Consistent with the NYSE corporate governance listing standards, the O&C Committee is composed entirely of independent, non-employee members of the Board. In addition, the non-executive Chairman of the Board generally attends the meetings of the O&C Committee.

As reflected in its charter, the O&C Committee has overall responsibility for setting the compensation for our CEO and for approving the compensation of our other executive officers, including the other Named Executive Officers. The O&C Committee also oversees the alignment of organizational design and management development in support of achieving our operational objectives and strategic plans and monitors the policies, practices and processes designed to develop our core organizational capabilities and managerial competencies.

The O&C Committee regularly meets with its independent executive compensation consultant, Lyons, Benenson & Company Inc. (“LB&Co”). LB&Co assists and advises the O&C Committee on all aspects of our executive compensation program, and it provides no other services to the Company. The services it provides include:

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providing and analyzing competitive market compensation data;

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analyzing the effectiveness of executive compensation programs and making recommendations, as appropriate;

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assisting in the design and negotiation of employment agreements, if applicable;

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analyzing the appropriateness of the comparator high performance peer group (discussed below); and

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evaluating how well our compensation programs adhere to the philosophies and principles stated below under “—Executive Compensation Program Objectives and Principles.”

The O&C Committee is also responsible for reviewing the management succession plan and for recommending changes in director compensation to the Board. On matters pertaining to director compensation, the O&C Committee also receives data, advice and counsel from LB&Co. The O&C Committee periodically reviews the organizational design, management development plans and managerial capabilities of the Company. The O&C Committee also prepares and issues the Organization and Compensation Committee Report included in this proxy statement.

Executive Compensation Program Objectives and Principles

Our key compensation objectives are to attract and retain key leaders, reward current performance, drive future performance and align the long-term interests of our executives with those of our shareholders. While the individual compensation elements may differ, the design of the executive compensation program is generally based on the same objectives as the overall compensation program provided to all of our employees. The O&C Committee has established the following principles, which are meant to effect these compensation objectives and guide the design and administration of specific plans, agreements and arrangements for our executives, including the Named Executive Officers.

Compensation Should be Performance-Based.  The O&C Committee believes that a significant portion of our executives’ total compensation should be tied to how well they perform individually and should be “at risk” based on how well their respective divisions (where applicable) and the Company perform relative to applicable financial and non-financial objectives. To accomplish this, the O&C Committee uses a variety of targeted, performance-based compensation vehicles in our executive compensation program that are specifically designed to incorporate performance criteria that promote our annual operating plan and long-term business strategy, build long-term shareholder value and avoid encouraging excessive risk-taking.

As the O&C Committee believes that there should be a strong correlation between executive pay and Company performance, in years when our performance exceeds objectives established for the relevant performance period, executive officers should be paid more than 100% of the established target award. Conversely, when performance does not meet the established objectives, incentive award payments should be less than 100% of the established target level or eliminated altogether if performance is below threshold performance levels.

Compensation Should Reinforce Our Business Objectives and Values.  Our business vision is to become the world’s most respected company in flow management through our industry expertise, innovative solutions and community commitment. Seven key strategies for achieving this vision are communicated to all our employees, and are referred to in this proxy statement as our key strategies. These key strategies include: Disciplined Profitable Growth; Customer Intimacy; Employee Focus; Innovation and Portfolio Management; Strategic Localization; Operational Excellence; and Sustainable Business Model. The O&C Committee considers these strategies, as well as the Company’s risk tolerance, when identifying the appropriate incentive measures and when assigning individual goals and objectives to the Named Executive Officers.

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Performance-Based Compensation Should be Benchmarked.  The O&C Committee believes that the use of internal performance metrics alone yields an incomplete picture of Company performance. Accordingly, the performance-based element of our executive compensation program also emphasizes and evaluates the Company’s performance relative to organizations in a benchmark “high performance peer group” (“HPPG”) of high performance cyclical industrial manufacturers. This evaluation serves as a means to assess, on a comparative basis, how well we deliver results that build long-term shareholder value, which in turn allows us to better establish the performance expectations of senior management in leading the Company.

For the 2010-2012, 2011-2013 and 2012-2014 performance periods, our HPPG consisted of the following companies:

Cameron International	Dresser-Rand Group Inc.	Lincoln Electric Holdings Inc.	SKF AB
Cooper Industries Plc	Gardner Denver Inc.	Nordson Corp.	Sulzer
Danaher Corp.	Goodrich Corp.	Pall Corp.	Weir Group PLC
Donaldson Co Inc.	Illinois Tool Works Inc.	Parker Hannifin Corp.	Westinghouse Air Brake Tech.Corp.
Dover Corp.	ITT Corp.	Rockwell Automation Inc.

The process for establishing the prior HPPG began by compiling an initial sample of potential comparator organizations from S&P 1500 and FORTUNE Industrials, current peers and relevant competitors based on Standard Industrial Classification (“SIC”) codes and Global Industrial Classification Standards. We then used a top-down, multi-stage filtering approach to distill the comparator sample and establish the HPPG.

In the interest of having a more consistent and functional benchmarking standard, the O&C Committee strives to reevaluate the HPPG at least once every three years, and a detailed process is followed in identifying and evaluating organizations appropriate for inclusion. The last scheduled review of the HPPG was undertaken in late 2012. As a result of this review, the O&C Committee determined certain changes to the HPPG were advisable, primarily to help ensure the continuing high-performance character of the included member organizations and, as the Company has grown and evolved over the last several years, to help ensure the group appropriately reflects the operational and strategic profile of the Company.

As a result, our HPPG for the performance periods beginning in 2013 consists of the following companies:

Ametek Inc.	Dover Corp.	Pall Corp.	Wabtec Corp.
Atlas Copco AB	Dresser-Rand Group Inc.	Parker Hannifin Corp.	Weir Group PLC
Cameron International	Gardner Denver Inc.	Rockwell Automation Inc.	Woodward Inc.
Crane Co.	Joy Global Inc.	SKF AB
Danaher Corp.	Lincoln Electric Holdings Inc.	Snap-On Inc.
Donaldson Co Inc.	Nordson Corp.	Sulzer

The process for establishing the current HPPG again began by compiling an initial sample of potential comparator organizations from S&P 1500 and FORTUNE Industrials, current peers and relevant competitors based on SIC codes and Global Industrial Classification Standards. We then used a top-down, multi-stage filtering approach to distill the comparator sample and establish the HPPG. The first filter imposed a revenue requirement of between $1 billion and $16 billion. The second filter required that the average of the two, three and four-year TSR be above the industrial median. The third filter focused on core financial criteria relevant to the Company, which included revenue growth, RONA, operating cash flow and operating margin, three of which were required to be above the industrial median. The next filter imposed mandatory standalone criteria that address certain operational and strategic aspects and included an end-to-end supply chain and greater than 40% multinational presence.

This filtering approach produced a group of 32 organizations. These organizations were then subjected to additional review to identify key business drivers that the O&C Committee believed would impact an organization’s ability to be a fair point of comparison for the Company over the next three years. In this additional review, the O&C Committee examined debt to equity ratios, net property, plant and equipment as a percentage of revenues, goodwill as a percentage of total assets (greater than the 25th percentile required) and organic sales growth (greater than the 25th percentile required). This process resulted in the final HPPG identified above.

Compensation Levels Should be Market Competitive.  To encourage building long-term shareholder value and the attraction and retention of executive talent, at least once each year the O&C Committee reviews market compensation survey data compiled and prepared by management and their executive compensation consultant, which is also reviewed by LB&Co, to evaluate how and whether our executive compensation program is market competitive. The survey data used by the O&C Committee is gathered from two key sources: (i) information for comparable executive positions within the HPPG, as identified above; and (ii) information from a broad group of durable goods manufacturing companies using Hewitt Associates’ “Total Compensation Measurementtm survey” (the “Hewitt Survey”), which we sometimes refer to as the broad or broader market. The O&C Committee recognizes that potential candidates for qualified executives, as well as market opportunities for our current executives, are not necessarily limited to companies in our industry sectors. As such, the O&C Committee does not limit its market analysis to only the organizations in our HPPG.

The O&C Committee uses this survey data to benchmark our executives’ base salary, annual bonus opportunities, total cash compensation, long-term incentive compensation and total direct compensation. Additionally, the O&C Committee uses the survey data to evaluate how, for each executive position, the O&C Committee’s compensation actions are appropriate, reasonable and consistent with the Company’s philosophy, practices and policies, considering the various labor markets in which we compete for executives.

The O&C Committee believes that setting target compensation at levels approximating the market median balances our interests in maintaining market competitive compensation and organizational efficiency. As such, base salary and target annual incentive opportunity for our executives are both generally set at levels approximating the 50th percentile of both the HPPG and the broad market taken from the Hewitt Survey. Long-term incentive compensation is set at levels approximating an average of the 50th percentile opportunity of the HPPG and the 75th percentile opportunity of the broad market taken from the Hewitt Survey.

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The percentile differences in reference points for the long-term incentive compensation are due to the performance metrics being set in reference to the higher performing members of the HPPG, which generally results in more rigorous performance targets than when compared to the broader market. With these more demanding performance metrics, the O&C Committee believes that it is appropriate to use a higher percentile reference for the broad market when setting long-term incentive compensation targets. In using these compensation benchmarks, the O&C Committee establishes goals for both absolute and relative Company performance, which may be at or above median performance, to objectively determine performance and compensation at the end of the performance period. As discussed, actual total direct compensation, which may be at, above or below the competitive median, varies and is determined by performance against these pre-established measures and objectives.

Incentive Compensation Should Represent the Majority of Total Compensation . The O&C Committee believes that the proportion of an executive’s total compensation that is “at risk” based on individual, division, function and/or corporate performance should increase in line with the scope and level of the executive’s business responsibilities. Accordingly, for 2012, on average 75.1% of the total target-direct compensation of the Named Executive Officers at the time of award was dependent upon our stock price or our performance. The following table presents the percentage of each Named Executive Officer’s total target-direct compensation for 2012 that was at risk as of the time of award.

Named Executive Officer	Percent of Fiscal 2012 Pay “At Risk”(1)
Mark A. Blinn	82.9%
Michael S. Taff	74.0%
Thomas L. Pajonas	79.2%
Mark D. Dailey	69.7%
Ronald F. Shuff	69.7%

(1)

Calculated by dividing (i) the sum of the annual incentive opportunity and target long-term incentive opportunity by (ii) the sum of the annual incentive opportunity, target long-term incentive opportunity and base salary.

Incentive Compensation Should Balance Short-Term and Long-Term Performance.  As stated above, the O&C Committee believes that executive compensation should be linked to building long-term shareholder value while remaining consistent with our business objectives and values. Our executive compensation program addresses this objective by including long-term incentives in the form of equity-based awards, such as restricted common stock and contingent performance shares, which makes the performance of the Company’s common stock a targeted incentive. As discussed in further detail below, we have also established minimum stock ownership requirements for our executives that carry associated penalties if they are not met.

The O&C Committee also recognizes that, while stock prices correlate to corporate performance over the long-term, other factors may significantly affect stock prices at any point in time. These factors include general economic conditions, industry business cycles and varying attitudes among investors toward the stock market in general and specific industries and/or companies in particular. The influence of these factors makes performance of the Company’s common stock alone an incomplete measure of the Company’s performance. Accordingly, the base salary and an annual cash incentive opportunity compensation components emphasize current or short-term corporate performance and the realization of defined business and financial objectives, which tend to be less impacted by short-term fluctuations in the price of the Company’s common stock.

Over the past several years, the O&C Committee has maintained a ratio of base salary and annual cash incentive opportunity (short-term focus compensation) to long-term incentive compensation (long-term focus compensation) that is more heavily weighted towards long-term compensation for our Named Executive Officers. The O&C Committee believes that this greater emphasis on long-term compensation appropriately aligns the executives’ total compensation with the Company’s short-term and long-term performance objectives. This emphasis provides each Named Executive Officer a competitive amount of cash compensation each year (with the opportunity to increase that amount if annual incentive objectives are exceeded), complemented by an opportunity to earn a substantial amount of additional compensation if the Company and the executives are successful in achieving the Company’s long-term objectives. For the CEO, the emphasis on long-term compensation is greater than that for the other Named Executive Officers, which the O&C Committee believes is appropriate in light of the position’s strategic focus, global governance and management responsibilities and accompanying risks.

Long-Term Incentives Should Balance Stock- and Financial-Based Achievements.  In 2012, our long-term incentive awards for the Named Executive Officers were equally weighted between:

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restricted common stock, which generally vests ratably over time; and

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contingent performance shares, which generally vest at the expiration of a 3-year performance period based on RONA performance compared to that of the HPPG.

The O&C Committee has determined that this long-term incentive mix appropriately encourages long-term equity ownership, promotes a balance between stock-based and financial-based achievements and aligns the interests of the Named Executive Officers with the Company’s risk profile and the interests of our shareholders. The Company does not currently grant stock options, and no options have been awarded since 2007.

The O&C Committee may in the future adjust the current mix of award types, adjust vesting conditions or approve different types of awards as part of its overall long-term incentive program. Any review of the long-term incentive program would be undertaken as part of the established practice of annually approving and granting equity awards to the long-term incentive plan participants at the O&C Committee’s annual compensation review, as discussed below.

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The Executive Compensation Program Should be Reviewed Annually for Effectiveness.  At the first regular committee meeting following our fiscal year end, the O&C Committee conducts a comprehensive review of all components of our executive compensation program. This review is done with the input of LB&Co and in light of evolving market practices in the general industry, external regulatory requirements, the competitive market for executives, our risk management objectives and our executive compensation philosophy. In conducting its review, the O&C Committee reviews information related to each executive officer’s income and benefits, including base salary, target incentive, retirement income and health and welfare benefits. This review and the resulting compensation program changes for 2012 are described below under “—Annual Executive Compensation Program Review and Compensation Risk.”

Elements of the Executive Compensation Program

Overview

The primary elements of the Company’s executive compensation program in 2012 are shown in the following table and are discussed in detail below:

Category	Compensation Element	Description
Cash	Base Salary	Fixed cash compensation based on responsibilities of the position and set at levels approximating the market median of companies within the HPPG
	Annual Incentive Opportunity	Annual cash incentive for Company achievement of pre-determined financial performance metrics; payment ranges from 0% - 200% of target award
Long-Term Incentives	Restricted Common Stock (50% of total grant value)	Vests ratably over a three-year period, has voting rights and receives dividends from date of grant
	Contingent Performance Units (50% of total grant value)	Cliff vests at end of a three-year period at 0% - 200% of award value based on RONA performance against the HPPG, no voting rights and no dividends paid until vesting
Retirement	Qualified Pension Plan	Qualified pension plan, available to all salaried U.S. employees
	Senior Management Pension Plan	Partially-funded, non-qualified defined benefit restoration plan, available to certain U.S. employees based on salary level
	Supplemental Executive Pension Plan	Partially-funded, non-qualified supplemental defined benefit plan, available to eligible U.S. executives to maintain competitive total retirement benefits
	401(k) Plan	Qualified 401(k) plan available to all U.S. employees; Company matches 75% of pre-tax contributions up to 6% of salary
Other	Severance Plan	Sets standard benefits for senior executives in the event of severance
	Change-in-Control Plan	Sets standard benefits for senior executives upon a change-in-control
	Other Benefits	Physical exam, enhanced vacation; no perquisites offered

The O&C Committee’s process of reviewing the executive compensation program and setting compensation levels for our Named Executive Officers involves several components. During the first quarter of each year, the O&C Committee reviews each Named Executive Officer’s total compensation. The O&C Committee members also meet regularly with the Named Executive Officers at various times during the year, both formally within Board meetings and informally outside of Board meetings, which allows the O&C Committee to assess directly each Named Executive Officer’s performance. The O&C Committee also solicits input from all non-employee members of the Board as to the CEO’s performance during the year.

Except in years of CEO transition where the incumbent officer has completed less than one year of service in this capacity, the O&C Committee considers the results of the CG&N Committee’s process for reviewing the CEO’s performance with all independent Board members. The CG&N Committee’s process includes the independent Board members individually and collectively presenting their assessment, and the CEO providing his assessment, of his own performance. The O&C Committee uses these results when considering the compensation for the CEO that is then recommended to the independent Board members for approval.

In addition, the CEO annually presents an evaluation of each other Named Executive Officer to the O&C Committee, which includes a review of each officer’s contributions and performance over the past year, strengths, weaknesses, development plans and succession potential. The CEO also presents compensation recommendations for each Named Executive Officer for the O&C Committee’s consideration. Following this presentation and a benchmarking review for pay, the O&C Committee makes its own assessments and formulates compensation amounts for each Named Executive Officer with respect to each of the elements in the Company’s executive compensation program as described below.

Base Salary

During the first quarter of each year, the O&C Committee reviews and establishes the base salaries of the Named Executive Officers. The O&C Committee has established and maintains base salary market reference points for the Company’s various executive positions indicated by the market compensation survey data compiled and prepared by management and independently reviewed by LB&Co. For each Named Executive Officer, the O&C Committee takes into account the scope of his or her responsibilities, experience and individual performance and then balances these factors against competitive salary practices. The O&C Committee also considers internal pay equity on an annual basis within the Company with respect to the other executives and references external benchmarks provided by LB&Co. The O&C Committee did not assign any relative or specific weights to these factors. Because we are committed to a pay-for-performance philosophy, the O&C Committee generally manages, and in 2012 did manage, base salary levels to approximate the market median of companies within the HPPG.

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Based on the factors discussed above, the Named Executive Officers’ salaries were adjusted in 2012 as shown in the following table.

Named Executive Officer	2012 Base Salary Increase %
Mark A. Blinn	5.8%
Michael S. Taff	Not Applicable
Thomas L. Pajonas	22.7%
Mark D. Dailey	2.5%
Ronald F. Shuff	2.5%

Salary increase information for Mr. Taff is not shown as his base salary was not under review following his joining the Company in January 2012. Mr. Pajonas’ base salary increase reflects his promotion to Senior Vice President and Chief Operating Officer at the end of 2011. Mr. Pajonas’ base salary was further adjusted by 8.3% in May 2012 following a benchmarking review by the O&C Committee, consistent with our key compensation objective of setting market competitive compensation. In all instances, the base salaries for our Named Executive Officers were set in accordance with our executive compensation objectives and principles discussed above.

The base salaries paid to the Named Executive Officers during 2012 are shown in the “Summary Compensation Table” under the “Salary” column. Mr. Blinn’s base salary and other compensation components in 2012 are discussed below in further detail under “—Additional Executive Compensation Information—Chief Executive Officer Compensation in 2012.”

Annual Incentive Opportunity

During the first quarter of each year, the O&C Committee establishes an annual cash incentive opportunity for each Named Executive Officer under the Company’s Annual Incentive Plan (“AIP”). At that time, the O&C Committee approves: (i) the overall Company performance measures for the fiscal year; and (ii) an AIP target opportunity for each Named Executive Officer.

Setting the AIP Target Opportunity.  Each year, the O&C Committee establishes an AIP target opportunity for each Named Executive Officer, expressed as a percentage of the executive’s base salary. The O&C Committee sets these targets in consultation with LB&Co and in adherence to our stated executive compensation objectives and principles. The target annual incentive opportunity for each Named Executive Officer in 2012 is set forth in the following table:

Named Executive Officer	2012 AIP Target %
Mark A. Blinn	110%
Michael S. Taff	70%
Thomas L. Pajonas	80%
Mark D. Dailey	55%
Ronald F. Shuff	55%

Setting Company Performance Measures.  The O&C Committee, working with the CEO and LB&Co, evaluates and approves the Company’s AIP performance measures for each fiscal year. The O&C Committee sets each Named Executive Officer’s performance measures based on the results of the Company as a whole to ensure that the Named Executive Officers’ primary focus was on setting the overall strategic direction of the Company and achieving overall Company results aligned to support building shareholder value. As such, the Company’s AIP performance measures and targets, unadjusted for extraordinary events, established for 2012 were as follows:

2012 Performance Measures	Weighting	2012 Target (in millions)
Operating Income (OI)	80.0%	$670.4
Operating Cash Flow (OCF)	20.0%	$491.9

The metrics presented in the table above were evaluated using pre-defined internal criteria. The O&C Committee selected these performance metrics, with input from management, because they support the key strategies that we believe drive sustainable and profitable Company growth (as discussed under “—Executive Compensation Program Objectives and Principles” above).

On the basis of the foregoing performance metrics, we use the following formula to calculate the AIP payment for a given year:

The Operating Income metric coincides in all material respects with the Company’s audited financial results. The Operating Cash Flow metric is calculated by adding the impact of currency revaluation effects, miscellaneous income and expense items and tax expense to operating income to arrive at an adjusted operating income figure, which is then adjusted for changes in working capital, certain accrued liabilities and depreciation and amortization. In most years, this metric coincides in all material respects with the Company’s audited financial results; for 2012, our Operating Cash Flow metric was approximately $470 million compared to reported cash flows from operations of approximately $517 million. Additionally, the O&C Committee may exercise its judgment, within parameters it establishes at the beginning of the year, as to whether to exclude the effect of certain specified developments that occur during the year in determining the extent to which we meet the performance objectives. Such developments may include unanticipated changes in accounting principles or extraordinary, unusual or unplanned events that have been reported in our public filings.

Where applicable, AIP awards are paid in March for the prior year’s performance based upon the O&C Committee’s assessment of actual performance against the pre-established AIP performance objectives, subject to adjustments for individual performance. A more in-depth description of the O&C Committee’s decisions with respect to the annual incentive awards paid to each Named Executive Officer for 2012 follows.

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Measuring Performance and Establishing Payout.  At the same time that the O&C Committee sets AIP performance metrics for a given year, they establish a payout range for all AIP awards. The payout range ultimately determines the percentage of the target incentive to be paid, with an established upper limitation and a minimum below which no payment will be made. Additionally, the O&C Committee may modify an individual AIP award by up to 25% of calculated payout based on an individual’s contribution to our performance, as well as individual performance in relation to any extraordinary events or transactions. In this assessment, the O&C Committee considers the recommendations of the CEO as to the other Named Executive Officers.

The 2012 payout range established for each Named Executive Officer was 0% to 200% of his respective target award opportunity. The actual payout percentage is determined using a matrix that compares the Company’s actual performance against the established performance targets for the year (referred to as “plan”). The following tables show the percentage of target award that is paid at different levels of Company performance against plan, as well as actual performance and payout percentages for 2012.

Operating Income Metric (80% Weight)		Operating Cash Flow Metric (20% Weight)
Company Performance	% Payout Score	Company Performance	% Payout Score
<80% of Plan	0.0%	<80% of Plan	0.0%
80% of Plan	50.0%	80% of Plan	50.0%
98.3% of Plan	95.8%	96.5% of Plan	91.3%
100% of Plan	100.0%	100% of Plan	100.0%
≥125% of Plan	200.0%	≥125% of Plan	200.0%

After the end of 2012, the O&C Committee reviewed the Company’s actual performance against each of the performance measures established at the beginning of the year. The O&C Committee noted that the Company performed well in 2012 in the context of uncertain economic conditions. This was evidenced by, among other things, sales of $4.8 billion, operating income of $675.8 million, operating margin of 14.2%, and cash flows from operations of $517.1 million ($482.4 million as calculated for the annual incentive award). The O&C Committee’s earlier decision to exclude the gain from the sale of a facility in Rio de Janeiro and other items reduced performance against the Operating Income metric by $13.2 million and reduced performance against the Operating Cash Flow metric by $8.3 million. Consistent with the principle of aligning awards with performance, the O&C Committee calculated the AIP percentage payout for each Named Executive Officer in accordance with the AIP formula and the achievement of the performance measures, as adjusted. As a result, the calculated AIP percentage payout for the CEO and all other Named Executive Officers was 94.9% of their target annual incentive opportunity.

Concerning individual performance, for 2012, the Board evaluated each of the Named Executive Officers based on the objectives outlined below, which were established and communicated to the Named Executive Officers at the beginning of 2012.

•

Achieve market-leading growth and earn attractive returns by effectively managing risk and leveraging our core competencies.

•

Pursue a rich understanding of our customers to ensure we serve their needs, exceed their expectations and build long-term relationships.

•

Create, enrich and sustain a rewarding and engaging work environment that attracts, develops and retains the highest caliber people in the industry.

•

Foster a culture of innovation and proactively manage a synergistic portfolio that creates optimal value for our customers and maximizes out long-term revenue.

•

Invest to provide local service capabilities to have an appropriate presence in countries that are central to future business growth opportunities.

•

Optimize our manufacturing and service assets, standardize best practices and utilize process excellence to meet our earnings potential.

•

Grow long-term viability through foundational values based on ethical business behavior, global corporate citizenship, sound operational practices and consistently superior financial performance.

For 2012, the O&C Committee increased the preliminary annual incentive award payout for Mr. Blinn and Mr. Pajonas based on its assessment of performance against the aforementioned individual objectives and specific objectives that supported our key strategies (as discussed above under “—Executive Compensation Program Objectives and Principles”). As a result, both Mr. Blinn’s and Mr. Pajonas’ preliminary annual incentive award was increased by 9.0%. No other adjustments to the preliminary annual incentive award payments were made for other Named Executive Officers. The annual incentive awards the Company paid to the Named Executive Officers for 2012 are reported below in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column.

The O&C Committee believes that the Named Executive Officers’ 2012 AIP awards are consistent with the Company’s strategy of rewarding its executives for the achievement of important and challenging business goals. The O&C Committee believes the AIP award calculations resulted in performance-related annual payments to the Named Executive Officers that were earned under objective criteria and reasonable in view of the Company’s 2012 performance.

Long-Term Incentives

Our long-term incentive program rewards the Named Executive Officers for the Company’s performance over a period of more than one fiscal year. Since 2007, our long-term incentive program has consisted of two components: (1) restricted common stock that vests over time and (2) contingent performance shares. In 2012, all Named Executive Officers received their long-term incentive awards in these forms. The O&C Committee may also award one-time grants of restricted common stock in its discretion based on performance or other factors.

Determining the Structure of Awards. As discussed above, the O&C Committee believes that long-term incentive compensation is essential to retaining and motivating executives. The O&C Committee further believes that providing our executives with long-term incentives will encourage them to operate the Company’s business with a view towards building long-term shareholder value. Based on these considerations, the O&C Committee determined that for 2012, an equity award combination consisting of approximately one-half in value of restricted common stock, which vests ratably over a three-year period, and one-half in value of contingent performance shares, which cliff vests at the end of a three-year period, would best serve the goals that the O&C Committee sought to achieve for 2012. The awards are granted subject to a pre-approved total target pool of restricted common stock and contingent performance share awards available to employees eligible to participate in the long-term incentive program. The Company does not currently grant stock options, and no options have been awarded since 2007.

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Setting the Target Opportunity. Each year, the O&C Committee establishes a target long-term incentive opportunity for each Named Executive Officer, which is expressed as a percentage of the executive’s base salary. During the first quarter of each year, the O&C Committee determines the aggregate equivalent dollar value of the long-term incentive award for each Named Executive Officer and then makes annual grants of restricted common stock and contingent performance shares, as appropriate. The equity awards are made after the O&C Committee has had an opportunity to evaluate the Company’s operating results for the prior year and at the same time that the Company is making its major compensation decisions for the current fiscal year.

The O&C Committee has the discretion to increase or decrease a Named Executive Officer’s time-vested restricted common stock award (but not the contingent performance share award) based on an assessment of the officer’s individual contribution to the Company’s results. For Named Executive Officers other than the CEO, the recommendations of the CEO are considered. Similar to potential AIP award adjustments, these adjustments must be based on individual performance relative to the Company’s key strategies. These adjustments, along with adjustments that may be made to the restricted common stock awards of other plan participants, will not exceed the pre-approved total target pool available for restricted stock awards by more than 10% without specific O&C Committee consideration. In 2012, the O&C Committee did not adjust the time-vested restricted common stock awards for any Named Executive Officer based on individual contribution.

The O&C Committee considers both the target dollar value of the long-term incentive package and the package’s potential dilutive effect on the Company’s outstanding shares of common stock in determining the aggregate equivalent dollar value available for individual long-term incentive awards, and the aggregate amount of total awards available for our executives. The O&C Committee first sets the target dollar value of the long-term incentive package for each Named Executive Officer and, in doing so, considers durable-goods manufacturing companies data from the Hewitt Survey and information from the Company’s HPPG, as previously described. For reasons described above under “—Executive Compensation Program Objectives and Principles—Compensation Levels Should be Market Competitive”, we generally provide, and in 2012 did provide, long-term incentive awards at target levels that approximate an average of the 50th percentile of the HPPG and the 75th percentile of the broad market taken from the Hewitt Survey.

Once the target dollar value is set, the O&C Committee considers the potential dilutive effect of awards on the Company’s outstanding shares of common stock. The O&C Committee evaluates shareholder dilution based on equity compensation “burn rates,” which refers to the annual rate at which shares are awarded under our shareholder approved stock compensation plans compared to the total amount of the Company’s outstanding common stock. The O&C Committee then compares the rate to those of the companies in the HPPG, guidelines used by certain institutional shareholder advisory services and the advice of LB&Co. Generally, the O&C Committee targets a maximum Company-wide “burn rate” of 1.0% of the Company’s outstanding common stock for each annual grant of long-term incentive awards for all Company employees. Based on projections of equity awards to be made to employees during the balance of 2012, the O&C Committee determined that the proposed awards to the Named Executive Officers and the projected additional awards to employees would enable the Company to remain comfortably within the annual “burn rate” of 1.0% of the Company’s outstanding common stock.

In past years, the O&C Committee has established the practice of annually approving and granting equity awards to long-term incentive plan participants at the O&C Committee’s meeting held in the first quarter of the year. Based on the criteria described above, the O&C Committee met on February 7, 2012 and approved the target long-term incentive opportunities for our Named Executive Officers as set forth in the table below:

Named Executive Officer	2012 LTI Target as % of Base Salary
Mark A. Blinn	375%
Michael S. Taff	215%
Thomas L. Pajonas	300%
Mark D. Dailey	175%
Ronald F. Shuff	175%

The material terms and conditions of these equity awards are determined under the provisions of our equity compensation plans that our shareholders previously approved. These plans are included as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 22, 2013 (the “Annual Report”), which can be found on the Company’s website at www.flowserve.com under the “Investor Relations — SEC Filings” caption.

Restricted Common Stock Awards. Since 2004, the O&C Committee has granted restricted common stock awards that vest ratably over a three-year period to deliver a meaningful long-term incentive that balances risk and potential reward. These awards also serve as an effective incentive for our superior executive performers to remain with the Company and continue such performance.

Target restricted common stock grants to the Named Executive Officers in 2012 represented one-half of the executives’ total target long-term incentive opportunity. Target grants were determined by dividing this portion of the executive’s long-term incentive opportunity by the price of the Company’s common stock, which was calculated by taking an average of closing prices reported on the NYSE during the last twenty trading days of 2011. The O&C Committee also made a one-time grant of 7,000 shares of restricted common stock (subject to a three-year cliff vest) to Mr. Pajonas in recognition of his promotion to Chief Operating Officer at the end of 2011, consistent with our compensation objectives.

Restricted common stock awards are only earned if the individual continues to be employed by the Company until the applicable vesting dates of the awards. During the restriction periods, the Named Executive Officers holding unvested restricted common stock are entitled to vote the shares and to receive dividends on the shares, if any, on the same basis as the Company’s shareholders holding unrestricted stock.

The grant date fair value of the restricted common stock awards granted to the Named Executive Officers during 2012, calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation,” are shown in the “Summary Compensation Table” under the “Stock Awards” column and the accompanying footnotes. Additional information on the awards granted in 2012 is shown in the “2012 Grants of Plan-Based Awards” table.

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Contingent Performance Share Awards. Contingent performance shares are restricted stock units that vest, if at all, based on the Company’s achievement of pre-determined financial metrics, measured over a three-year performance period, in relation to the HPPG’s achievement of these same financial metrics at the time of measurement. The O&C Committee believes that these performance-based awards provide a stronger incentive for our executives to achieve specific performance goals over the performance period that advance our business strategies, build long-term shareholder value and encourage executive retention.

These performance-based awards are subject to forfeiture if the executive’s employment terminates for any reason other than death, disability, special end of service or reduction-in-force before the end of the three-year performance period or if the performance goals are not reached. Until vesting, holders of contingent performance share units do not have voting rights on the units, but the units are entitled to receive dividend accruals, if any.

Target contingent performance share grants to the Named Executive Officers in 2012 represented one-half of the executives’ total target long-term incentive opportunity. As with the restricted common stock grants, target grants were determined by dividing this portion of the executive’s long-term incentive opportunity by the price of the Company’s common stock, which was calculated by taking an average of closing prices reported on the NYSE during the last twenty trading days of 2011.

In 2012, the O&C Committee approved contingent performance share long-term incentive opportunities that will vest, if at all, in March 2015 based on the Company’s achievement of a three-year RONA performance relative to the HPPG’s RONA performance (as more fully described below). The O&C Committee currently believes that the RONA financial measure is well correlated to shareholder value creation. The O&C Committee also believes that tying vesting amounts to comparisons with the HPPG, rather than the market in general, will help ensure that performance is measured in a more transparent manner and will not benefit disproportionately from general market movement.

Prior to the granting of contingent performance share awards each year, the O&C Committee establishes a vesting percentage range around each executive’s target long-term incentive opportunity allocated to the contingent performance shares that is based on the Company’s RONA performance relative to the HPPG. This vesting percentage range has an established upper limitation and a minimum below which no shares will vest. Similar to AIP awards, the percentage vesting range determines the amount of contingent performance shares that vest relative to the original award amount.

For 2012, the vesting percentage range established for each Named Executive Officer was 0% to 200% of his respective target long-term incentive opportunity allocated to the contingent performance shares. In order to achieve a target (100%) vesting percentage, the Company must achieve an average RONA over the three-year performance period equivalent to the median (50th percentile) three-year RONA average among the members of the HPPG. To illustrate, if the median RONA average among the HPPG over the three-year performance period was 15.0%, then the Company would have to achieve a 15.0% RONA over the performance period to achieve a target vesting percentage. The O&C Committee believes that using the individual RONA averages of the HPPG’s members works to mitigate the influence of outlier RONA performances within the group, which can skew the aggregate RONA average either positively or negatively, and results in a more consistent basis for assessing relative performance.

The following table illustrates the vesting percentage of the contingent performance shares granted in 2012 at different levels of Company RONA performance relative to the percentile of the HPPG’s three-year RONA averages.

Company RONA Performance v. Percentile of HPPG RONA Performance	Target Vesting %
<85% of HPPG RONA Averages Median	0%
85% of HPPG RONA Averages Median	50%
HPPG RONA Averages Median	100%
HPPG RONA Averages 75th Percentile	200%

Stock Ownership Requirements and Anti-Hedging. Our executive compensation program requires executives own a minimum amount of Company common stock equal in value to a multiple of their respective annual base salaries. The O&C Committee believes that this ownership requirement further encourages the alignment of executive and shareholder interests by requiring executives to acquire and maintain a meaningful stake in the Company, which promotes the Company’s objective of building long-term shareholder value. Additionally, under the Company’s Insider Trading Policy, which is available on our website at www.flowserve.com under the “Investor Relations—Governance” caption, executives are prohibited from pledging stock and engaging in transactions (such as trading in options) designed to hedge against the value of the Company’s common stock.

The stock ownership requirements are designed to maintain stock ownership at levels high enough to indicate management’s commitment to share value appreciation to our shareholders while satisfying an individual executive’s prudent needs for personal asset diversification. The stock ownership requirements are set by the O&C Committee as a result of a competitive analysis prepared by management and reviewed by LB&Co, and the requirements are reviewed each year and updated as necessary. The requirements were last reviewed by the O&C Committee in 2012.

The Company’s current stock ownership requirements for the Named Executive Officers and the number of shares required thereby are shown in the following table.

Named Executive Officer	Ownership Requirement	Required Ownership at 12/31/2012 (# of Shares)(1)
Mark A. Blinn	5 x Annual Base Salary	44,928
Michael S. Taff	3 x Annual Base Salary	14,422
Thomas L. Pajonas	3 x Annual Base Salary	17,522
Mark D. Dailey	3 x Annual Base Salary	11,645
Ronald F. Shuff	3 x Annual Base Salary	11,770

(1)

Based on an average price per share of $111.29, which is calculated using the average closing prices of our common stock between January 1st and June 31st of 2012, as reported by the NYSE. Shares have been rounded up to the nearest whole share.

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The required stock ownership levels are expected to be achieved within five years from the date the guidelines are first applicable or within five years of the executive joining the Company. Recognizing the time required to achieve the ownership requirements, the O&C Committee approved the establishment of an interim retention requirement. Through this requirement, executives who do not meet the ownership requirement must show that they have retained at least 60% of the vested restricted common stock, vested contingent performance shares and exercised stock options granted from the time the ownership guidelines become applicable. The 60% retention level was established in recognition that executives’ may need to sell shares to satisfy tax obligations. For 2012, all Named Executive Officers met their stock ownership requirements.

The O&C Committee annually reviews these stock ownership requirements and periodically monitors the executives’ progress toward meeting their respective target ownership levels. Shares held directly by an executive count toward satisfying the requirements. The share equivalent of vested and unexercised stock options and shares held in the Flowserve Corporation Non-Qualified Deferred Compensation Plan also count toward satisfying the stock ownership requirements. Unvested restricted common stock and unvested contingent performance shares are not counted toward satisfying the stock ownership requirements.

Recoupment of Incentive Compensation Policy. Our Recoupment of Incentive Compensation Policy (the “Recoupment Policy”) reinforces our commitment to integrity and the highest standards of ethical conduct through our compensation program. Under the Recoupment Policy, the O&C Committee has the ability to recoup certain incentive compensation from an executive, within three years prior, if the Company is required to restate its financial statements or if the executive engages in misconduct. If a restatement occurs, the O&C Committee can require an executive to reimburse the Company for (1) compensation received under our AIP and (2) vested contingent performance shares, where the amount of compensation received, in either case, was greater than the amount the O&C Committee believes was actually earned based on the restated financial results. If an executive engages in misconduct, the O&C Committee can require the executive to repay the gross value of (1) all compensation received under the AIP during the calendar year(s) in which the misconduct occurred, (2) all vested restricted common stock granted during the calendar year(s) in which the misconduct occurred and (3) all vested contingent performance shares awarded to the executive for any performance period that includes the calendar year(s) in which the misconduct occurred.

Flowserve Corporation Pension Plans

We provide pension benefits to U.S. salaried employees under the Flowserve Corporation Pension Plan (the “Qualified Plan”), which is a tax-qualified pension plan, subject to funding requirements, vesting rules and maximum benefit limitations of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Named Executive Officers participate in the Qualified Plan on the same terms as the rest of our U.S. salaried employees. Because the Internal Revenue Code of 1986, as amended (the “Code”), limits the pension benefits (based on an annual compensation limit) that can be accrued under a tax-qualified pension plan, we established and maintain a partially funded, non-qualified defined benefit restoration pension plan, the Senior Management Retirement Plan (the “SMRP”), for our executives, including the Named Executive Officers, to compensate these individuals for the reduction in their pension benefit resulting from this limitation. The SMRP is purely a restoration plan to provide comparable level retirement benefits to those provided to other U.S. employees based on a comparable benefit formula. In addition, we also established and maintain a second partially-funded, non-qualified supplemental defined benefit pension plan, the Supplemental Executive Retirement Plan (the “SERP”), for our eligible U.S. executives, including the Named Executive Officers, to maintain a total retirement benefit level that is competitive with general industry companies similar in size. These programs are designed to provide eligible U.S. executives with income following retirement and to help ensure that we are able to attract and retain executive talent by providing comprehensive retirement benefits.

Participants in the Qualified Plan and the SMRP accrue contribution credits based on age and years of service at the rate of 3% to 7% for eligible earnings up to the Social Security wage base, and at the rate of 6% to 12% for eligible earnings in excess of the Social Security wage base. Participants in the SERP accrue contribution credits at the rate of 5% of all eligible earnings. Eligible earnings include base salary and annual incentive award. SERP participants also earn interest on the accrued cash balance based on the rate of return on 10-year Treasury bills.

Our Qualified Plan also confers competitive post-employment benefits to the executive officers upon a change-in-control. The additional years of credited service and additional age credit for purposes of determining an individual’s benefits under the Qualified Plan compensate that individual upon his or her early termination from the plan.

The actuarial present value of the accumulated pension benefits of the Named Executive Officers as of the end of 2012, as well as other information about the Company’s defined benefit pension plans, is shown in the “2012 Pension Benefits” table below. For a discussion regarding the valuation method and assumptions used in quantifying the present value of the current accrued pension benefits, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pension and Postretirement Benefits Obligations — Accrual Accounting and Significant Assumptions” in the Company’s Annual Report.

Review and Assessment of Compensation Under Termination Scenarios

The O&C Committee also reviews each Named Executive Officer’s total compensation under several scenarios including a change-in-control of the Company, termination of employment by management and resignation or retirement by the executive. Tally sheets setting forth all of the listed scenarios are prepared by management and reviewed by the O&C Committee with input from LB&Co. Based on the O&C Committee’s review of the tally sheets, the O&C Committee determined that the potential payments that would be provided to the Named Executive Officers were consistent with our executive compensation objectives and principles.

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Flowserve Corporation Officer Severance Plan

In 2006, the Board and the O&C Committee approved, and the Company adopted, a revised severance plan for the Company’s senior executive officers and other corporate officers, which was amended and restated in 2010 (the “Officer Severance Plan”). The O&C Committee currently believes that the Officer Severance Plan is a competitive compensation element in the current executive labor market and is more beneficial to the Company and its shareholders than conducting individual negotiations with each executive officer in the event of a termination of employment.

In addition, to protect the Company’s competitive position, each executive is required to sign an agreement with the Company that requires the executive to forfeit the proceeds from a portion of the executive’s long-term incentive awards if the executive engages in conduct that is detrimental to the Company. Detrimental conduct includes working for certain competitors, soliciting customers or employees after employment ends and disclosure of confidential information in a manner that may result in competitive harm to the Company.

Detailed information concerning the Officer Severance Plan, including the events that trigger benefits and the severance benefits provided upon the occurrence of such events, is discussed below under “—Potential Payments Upon Termination or Change-in-Control—Flowserve Corporation Officer Severance Plan.”

Flowserve Corporation Executive Officer Change-in-Control Severance Plan

The Flowserve Corporation Executive Change-in-Control Severance Plan (the “CIC Plan”) provides certain specified severance benefits to the Named Executive Officers to promote financial protection and security of their long-term incentive compensation arrangements in the event of the loss of their positions following a transaction that involves a change in the ownership or control of the Company. The benefits under the CIC Plan, if payable, are in lieu of severance benefits payable to executive officers under the Officer Severance Plan described above.

The O&C Committee believes that it is in the best interests of the Company and its shareholders to offer such a plan to its Named Executive Officers and other executives. The Company competes for executives in a highly competitive market in which companies routinely offer similar benefits to senior employees. The O&C Committee views these amounts as reasonable and appropriate for the Named Executive Officers, who may not be in a position to obtain comparable employment following a change-in-control. The O&C Committee also believes that these benefits are important to encourage executives to support change-in-control transactions the Board deems to be in the best interest of our shareholders.

Severance benefits under the CIC Plan include, among other things, the accelerated vesting of all outstanding equity awards in connection with a change-in-control of the Company (without a requirement that the Named Executive Officer’s employment be terminated). In the O&C Committee’s view, this is currently a customary and reasonable component of a comprehensive change-in-control benefits program plan, but the O&C Committee will continue to review this matter. The O&C Committee believes that the equity awards granted to our executives have been reasonable in amount and are a substantial part of the value that would be received by them in the event of a change-in-control of the Company, in lieu of benefiting from the likely future increase in the price of our common stock over the years. The O&C Committee believes that accelerating vesting is appropriate, since the current executive team’s performance would have been responsible for this anticipated share price increase and benefit to future shareholder value.

The O&C Committee, in consultation with LB&Co, reviews the CIC Plan periodically to evaluate both its effectiveness and competitiveness and to determine the value of potential awards.

Detailed information concerning the CIC Plan, including the events that trigger benefits and the severance benefits provided upon the occurrence of such events, is discussed below under “—Potential Payments Upon Termination or Change-in-Control—Flowserve Corporation Executive Officer Change-in-Control Severance Plan.”

Other Benefits

 As previously discussed, the O&C Committee strives to make our executive compensation program primarily performance-based and, as such, has eliminated perquisites for our executive officers. Our executive compensation program continues to provide limited other benefits, which the O&C Committee believes are competitive with the level of benefits offered by the companies with which we compete for executive talent, and as such serve to meet our stated objective of attracting and retaining executive talent. In addition, some of the benefits are, in the O&C Committee’s view, provided for the Company’s benefit notwithstanding any personal benefit an executive may derive. Such other benefits provided in 2012 included:

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Executive Physicals. All Named Executive Officers were eligible to receive an annual physical examination. This is a standard benefit provided by comparative companies.

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Enhanced Vacation. All Named Executive Officers are eligible to receive an enhanced vacation benefit. Each officer is eligible for a minimum of four weeks vacation and may receive more, if the officer’s years of service so qualify under the Company’s regular employee vacation award schedule.

The aggregate incremental cost of providing these benefits to the Named Executive Officers is included in the “Summary Compensation Table” under the “All Other Compensation” column and related footnotes.

Non-Qualified Deferred Compensation Plan

Prior to 2008, the Flowserve Corporation Deferred Compensation Plan (the “Deferral Plan”) was available to all U.S. employees who met the IRS definition of a “highly compensated employee.” The Deferral Plan allowed eligible participants, including the Named Executive Officers, to elect, at their discretion, to defer payment of a portion of their salary and all or a portion of their annual incentive award and to have these deferred amounts treated as if invested in specified hypothetical investment benchmarks. Participants are entitled to direct the manner in which their deferral accounts will be deemed to be invested by selecting among hypothetical investment benchmarks chosen by the Pension and Investment Committee, the administrators of the Deferral Plan. Generally, there are no vesting requirements on deferred amounts or earnings on deferred amounts. The Company did not make any contributions to the plan.

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Effective December 31, 2007, the Deferral Plan was frozen. Accordingly, no deferrals have been made by any executives, including the Named Executive Officers, since that time, and no further deferrals may be made. Existing participant account balances will remain within the Deferral Plan and remain subject to future appreciation or depreciation until the balances are distributed based on the participant’s distribution election.

With respect to amounts deferred prior to December 31, 2004, participants may voluntarily elect to withdraw all of the balance in their accounts. If a participant elects to withdraw such amounts, the Company will pay an amount equal to 90% of the balance in the participant’s deferral account in a lump sum in cash, and the participant will forfeit the remainder of such deferral account. With respect to amounts deferred after December 31, 2004, participants may not voluntarily elect to withdraw any portion of the balance in their accounts.

In prior years, executives may have deferred significant amounts of their salary and annual incentive awards, which minimized the reduction in the federal income tax deduction available to the Company, as the compensation deferred was not subject to the limitation under Section 162(m) of the Code until the year paid. Total deferral account balances as of the end of 2012 are shown in the “2012 Non-Qualified Deferred Compensation” table below.

Additional Executive Compensation Information

Employment Agreement

Consistent with its compensation philosophy, the Company generally does not enter into employment agreements with its executives, who are considered to serve at the will of the Board.

In connection with Mr. Blinn’s appointment as President and CEO in 2009, the Company entered into a letter agreement with Mr. Blinn, dated August 31, 2009. The letter agreement provides that Mr. Blinn’s previous employment agreement with the Company dated May 7, 2007, as amended, was terminated effective October 1, 2009, and Mr. Blinn’s employment with the Company thereafter is on an at-will basis. The letter agreement set forth preliminary compensatory terms relating to Mr. Blinn’s new position (which have since been modified in the ordinary course of the O&C Committee’s annual executive compensation review process) and stated Mr. Blinn will participate or continue to participate in the Company’s various compensation and benefit programs to the extent he is eligible.

Mr. Blinn, along with all other executive officers, participates in the Officer Severance Plan and in the CIC Plan.

Tax and Accounting Implications of Executive Compensation

Section 162(m) of the Code limits to $1.0 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the Company’s CEO and the three other most highly-compensated executive officers as of the end of the fiscal year included in the “Summary Compensation Table,” unless such compensation meets certain requirements. Approximately $1.9 million will be subjected to this limitation for the 2012 tax year and will therefore not be deductible on the Company’s federal income tax return.

The cash-based AIP was approved by shareholders at the 2007 annual meeting of shareholders. Performance-based compensation will be deductible for tax purposes based on the payments that are anticipated to be made as a result of performance relating to the Annual Incentive Plan.

Stock options under our existing plans are intended to comply with the rules under Section 162(m) for treatment as performance-based compensation. Therefore, we expect to be allowed to deduct compensation related to options granted under each of these plans.

The equity based long-term incentive program has been revised to comply with the rules under Section 162(m) and was approved at the 2007 annual meeting of shareholders. We expect to be allowed to deduct performance-based compensation granted under the equity-based long-term incentive program, including the contingent performance shares, beginning with the grants awarded in 2007. These grants became eligible for pay-out beginning in 2010, and therefore should be deductible for tax purposes in 2012.

The O&C Committee has considered and will continue to consider tax deductibility in structuring executive compensation arrangements. However, the O&C Committee retains discretion to establish executive compensation arrangements that it believes are consistent with its principles described earlier and in the best interests of the Company and our shareholders, even if those arrangements are not fully deductible under Section 162(m).

The Company recognizes compensation expense in our financial statements for all equity-based awards pursuant to the principles set forth in FASB ASC 718, “Compensation – Stock Compensation”. The O&C Committee considered the GAAP accounting implications of the awards in setting the long-term incentive mix and further determined that the mix of time-vested restricted common stock and contingent performance shares was appropriate for 2012.

Chief Executive Officer Compensation in 2012

The compensation of the CEO was set in a manner consistent with our compensation philosophy and the general compensation objectives and principles discussed above. In the interest of providing shareholders with a better understanding of Mr. Blinn’s compensation for 2012, we are providing the following discussion and analysis.

In February 2012, the O&C Committee identified specific criteria for evaluating the CEO’s performance during 2012. These criteria included financial performance, strategic vision and leadership, including the development of human capital. In evaluating the CEO’s performance in 2012, the O&C Committee Chairman gathered input from individual Board members during the Board’s special executive session. During this session, the O&C Committee reviewed both the detailed compensation market data prepared by management’s compensation consultant and LB&Co. The O&C Committee discussed and determined the following CEO compensation changes and awards in executive session with only O&C Committee members and LB&Co present. The O&C Committee also followed the principles and practices earlier discussed during the Board’s special executive session to conduct the CEO performance review.

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The O&C Committee reviews the CEO’s total compensation package on an annual basis and analyzes it in view of competitive data provided by management and reviewed by LB&Co, pay equity relative to the other Named Executive Officers and the Company’s performance for the fiscal year. The O&C Committee plans to continue to annually disclose its CEO’s and Named Executive Officers’ compensation adjustments and awards, including the rationale for these actions, in future proxy statements.

Base Salary. In February 2012, Mr. Blinn’s salary was increased from $945,000 to $1,000,000, representing a 5.8% increase over 2011. This increase was slightly higher than the base salary increase guidelines used across the whole organization. In setting Mr. Blinn’s base salary, the Board recognized Mr. Blinn’s leadership and contribution to overall Company performance, his performance during the year against his individual objectives and external market practices consistent with our compensation objectives.

Annual Incentive Opportunity. To recognize Mr. Blinn’s performance during 2012, the O&C Committee approved a cash award under the Annual Incentive Plan of $1,137,851. As discussed under “—Elements of the Executive Compensation Program—Annual Incentive Opportunity—Measuring Performance and Establishing Payout” above, the actual payout represented 94.9% of Mr. Blinn’s target annual incentive opportunity and the 9% adjustment based on his performance rating from the Board.

Long-Term Incentives. In accordance with the principles and practices set forth earlier, the O&C Committee approved an initial long-term incentive award to Mr. Blinn consisting of 17,670 shares of restricted common stock, which vest ratably over time, and 17,670 contingent performance units at the same time 2012 long-term incentive awards were made to key managers, including the Named Executive Officers.

Annual Executive Compensation Program Review and Compensation Risk

It is the O&C Committee’s policy to regularly monitor and annually review our executive compensation program to determine, in consultation with LB&Co, whether the elements of the program are consistent with our stated executive compensation objectives and principles. Within this determination is an evaluation of whether the Company’s risk management objectives are being met with respect to the executive compensation program and our compensation programs as a whole. If the elements of the program are determined to be inconsistent with our objectives and principles, or if any incentives are determined to encourage risks that are reasonably likely to have a material adverse effect on us, the elements are adjusted as necessary.

Following the O&C Committee’s annual review of our executive and other compensation programs in 2012, in consultation with LB&Co, the O&C Committee concluded that no risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the O&C Committee noted that:

•

Our compensation program design provides a balanced mix of base salary, annual cash incentive compensation and, for eligible employees, long-term equity incentives, which provides the incentive to perform at high levels and maximize Company performance without focusing exclusively on compensation performance metrics to the detriment of other important business metrics;

•

Our incentive compensation metrics are balanced between the realization of short-term corporate business and financial objectives, namely annual operating income and cash flows from operations for the annual cash incentive opportunity, and long-term stock-based and financial performance objectives, which are effected through an equally weighted mix of restricted common stock that generally vests ratably over a three-year period and contingent performance shares that vest at the end of a three-year performance period based on indexed RONA performance;

•

We place an emphasis on individual, non-financial performance metrics in determining final individual compensation amounts, serving to restrain the influence of formulae and objective factors on incentive pay and providing the O&C Committee with discretion to adjust compensation downward if behaviors are not consistent with our business objectives and values;

•

Maximum payout levels for the AIP incentive opportunity are capped at 200% of target, with a maximum additional 25% adjustment for individual performance, and the contingent performance share award payouts are capped at 200% of target, which helps avoid excessive total compensation and reduces the incentive to engage in unnecessarily risky behavior;

•

The annual cash incentive opportunity and the contingent performance share awards have threshold payout levels, which ensure that incentive compensation is reduced or eliminated altogether if minimum performance levels are not achieved;

•

The O&C Committee benchmarks compensation against both the HPPG and the Hewitt Survey to ensure compensation programs are consistent with industry practice;

•

Our officers are subject to equity ownership guidelines, which further encourage a long-term focus on sustainable performance and further align our officers’ interests with those of our shareholders, and are prohibited from pledging stock and engaging in transactions designed to hedge against the value of the Company’s stock;

•

The Company maintains a Recoupment of Incentive Compensation Policy allowing for the “clawback” of certain incentive compensation in the event of a financial restatement or misconduct; and

•

Our AIP and our long term incentive program are the same for all eligible employees and have been in place and structured around the same metrics for several years, and we have seen no evidence that they encourage unnecessary or excessive risk-taking.

Following the 2012 annual review of our executive compensation program, the O&C Committee, in consultation with LB&Co, concluded that all elements of the executive compensation program are consistent with our executive compensation objectives and principles, and made no significant changes to our executive compensation program for 2013.

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Organization and Compensation Committee Report

The Organization and Compensation Committee of the Board of Directors of the Company is currently comprised of five independent directors, John R. Friedery (Chairman), Roger L. Fix, Charles M. Rampacek, David E. Roberts and William C. Rusnack.

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, set forth above in this proxy statement, with management. Based on this review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2012.

John R. Friedery, Chairman

Roger L. Fix

Charles M. Rampacek

David E. Roberts

William C. Rusnack

Summary Compensation Table

The following table sets forth compensation information for 2012, 2011 and 2010 for our Named Executive Officers — the individuals who served during 2012 as principal executive officer and principal financial officer of the Company and the three other most highly compensated executive officers of the Company serving at the end of 2012.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Mark A. Blinn President and Chief Executive Officer (Principal Executive Officer)	2012	991,539	4,076,822	(6)	1,137,851	281,413	92,315	6,579,940
	2011	937,240	3,905,447		581,175	303,306	69,030	5,796,199
	2010	910,346	2,807,066		846,853	252,748	61,203	4,878,216
Michael S. Taff(7) Senior VP and Chief Financial Officer (Principal Financial Officer)	2012	504,136	2,396,331	(8)	340,836	62,206	100,286	3,403,795

Richard J. Guiltinan(9) Former Senior VP Finance and Chief Accounting Officer	2012	146,933	—		44,575	19,564	18,115	229,187
	2011	380,153	504,635		117,473	96,792	35,715	1,134,768
	2010	373,284	559,878		172,848	108,531	34,278	1,248,819
Thomas L. Pajonas Senior VP and Chief Operating Officer	2012	624,616	2,858,373	(10)	537,893	158,954	68,380	4,248,216
	2011	487,417	997,229		212,046	140,735	49,086	1,886,513
	2010	477,407	1,523,892		265,439	159,183	49,768	2,475,689
Mark D. Dailey(11) Senior VP and Chief Administrative Officer	2012	415,396	843,530	(12)	225,467	121,963	41,003	1,647,359

Ronald F. Shuff (13) Former Senior VP and General Counsel	2012	434,955	852,698	(14)	227,880	230,636	43,532	1,789,701
	2011	424,660	821,864		144,076	222,862	40,075	1,653,537
	2010	416,230	686,047		192,719	228,406	41,067	1,564,469

(1)

Salary reported for 2012 represents amounts earned by the executive officers in 2012.

(2)

Represents the grant date fair value of long-term equity incentive awards under the Company’s long-term incentive program computed in accordance with FASB ASC 718 “Compensation – Stock Compensation”, including the impact of forfeitures. The incentive awards are granted in the form of restricted common stock, which generally vest ratably over a three-year period, and contingent performance share units. The performance criteria for the contingent performance share awards is based on the Company’s average RONA over a three-year period compared to the RONA averages of the Company’s applicable HPPG for the same period, as described in further detail under “—Elements of the Executive Compensation Program—Long-Term Incentives—Contingent Performance Share Awards” above. The reported value of the contingent performance awards is computed based on the grant date estimate of compensation cost to be recognized over the three-year period, which was 100%, or “target”. Payout for the contingent performance awards can range from 0 shares to a maximum of 200% of target. Assumptions used in the valuations are discussed in Note 5 to the Company’s audited consolidated financial statements for the year ended December 31, 2012 in the Annual Report.

(3)

The 2012 amounts in this column represent an annual cash incentive bonus for 2012 under the Company’s Annual Incentive Plan that was earned in 2012. These amounts were accrued in the Company’s 2012 financial statements but were not actually paid to Messrs. Blinn, Taff, Guiltinan, Pajonas, Dailey and Shuff until March 2013.

(4)

There were no above-market or preferential earnings with respect to any deferred compensation balances.

(5)

The following table shows the components of this column for the Named Executive Officers, calculated at the aggregate incremental cost to the Company:

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Name	Retirement Plan Contributions	Insurance Premiums(A)	Dividends on Restricted Stock	Other		Total
Mark A. Blinn	$11,250	$22,835	$43,674	$14,556	(B)	$92,315
Michael S. Taff	11,112	17,641	16,988	54,546	(C)	100,286
Richard J. Guiltinan	9,253	4,673	3,636	553	(D)	18,115
Thomas L. Pajonas	11,250	16,607	35,701	4,823	(E)	68,380
Mark D. Dailey	10,968	17,256	9,999	2,779	(F)	41,003
Ronald F. Shuff	11,250	20,494	10,132	1,656	(D)	43,532

(A)

Includes annual premiums for group term life insurance, the Company’s portion of annual premiums for medical, dental and vision benefits and the Company’s portion of disability premiums.

(B)

Includes $12,859 attributable to an annual physical exam and $1,697 attributable to spousal travel.

(C)

Includes a $50,000 one-time cash sign-on bonus, $495 attributable to an annual physical exam, $1,451 attributable to spousal travel and $2,600 attributable to apartment rental.

(D)

Attributable to spousal travel.

(E)

Includes $2,500 attributable to an annual physical exam and $2,323 attributable to spousal travel.

(F)

Includes $2,500 attributable to an annual physical exam and $279 attributable to spousal travel.

(6)

Calculated using a price per share of $115.36, the closing market price of the Company’s common stock as reported by the NYSE on February 9, 2012, the date of grant. Includes 17,670 shares ($2,038,411) of restricted stock and 17,670 contingent performance units ($2,038,411), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 35,340 shares, or $4,076,822 at the date of grant.

(7)

Mr. Taff’s 2010 and 2011 compensation amounts are not shown, as he was not a Named Executive Officer during those years.

(8)

Calculated using a price per share of $114.61, the closing market price of the Company’s common stock as reported by the NYSE on February 7, 2012, the date of grant. Includes 5,730 shares ($656,715) of restricted stock and 5,730 contingent performance units ($656,715), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 11,460 shares, or $1,313,431 at the date of grant. Also includes 10,000 shares ($1,082,900) of restricted stock received as a one-time sign on grant (the shares cliff vest over a three-year period). The value of these shares of restricted stock were calculated using a per share price of $108.29, the closing market price of the Company’s common stock as reported by the NYSE on January 19, 2012, the date of grant.

(9)

Mr. Guiltinan served as principal financial officer during January 2012 and retired from the Company effective March 31, 2012.

(10)

Calculated using a price per share of $114.61, the closing market price of the Company’s common stock as reported by the NYSE on February 7, 2012, the date of grant. Includes 8,970 shares ($1,028,052) of restricted stock and 8,970 contingent performance units ($1,028,052), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 17,940 shares, or $2,056,103 at the date of grant. Also includes 7,000 shares ($802,270) of restricted stock received as a one-time grant in connection with his promotion to Chief Operating Officer (the shares cliff vest over a three-year period). The value of these shares of restricted stock were calculated using a per share price of $114.61, the closing market price of the Company’s common stock as reported by the NYSE on February 7, 2012, the date of grant.

(11)

Mr. Dailey’s 2010 and 2011 compensation amounts are not shown, as he was not a Named Executive Officer during those years.

(12)

Calculated using a price per share of $114.61, the closing market price of the Company’s common stock as reported by the NYSE on February 7, 2012, the date of grant. Includes 3,680 shares ($421,765) of restricted stock and 3,680 contingent performance units ($421,765), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 7,360 shares, or $843,530 at the date of grant.

(13)

Mr. Shuff retired from the Company effective March 1, 2013.

(14)

Calculated using a price per share of $114.61, the closing market price of the Company’s common stock as reported by the NYSE on February 7, 2012, the date of grant. Includes 3,720 shares ($426,349) of restricted stock and 3,720 contingent performance units ($426,349), which represents the target award. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 7,440 shares, or $852,698 at the date of grant.

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2012 Grants of Plan-Based Awards

The following table sets forth certain information with respect to 2012 plan-based awards granted to the Named Executive Officers for the year ended December 31, 2012.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark A. Blinn	2/9/2012	(3)	550,000	1,100,000	2,200,000	—	—	—	—		—
	2/9/2012		—	—	—	8,835	17,670	35,340	—		2,038,411	(4)
	2/9/2012		—	—	—	—	—	—	17,670	(5)	2,038,411
Michael S. Taff	2/7/2012	(3)	187,250	374,500	749,000	—	—	—	—		—
	2/7/2012		—	—	—	2,865	5,730	11,460	—		656,715	(4)
	2/7/2012		—	—	—	—	—	—	5,730	(5)	656,715
	1/19/2012		—	—	—	—	—	—	10,000	(6)	1,082,900
Richard J. Guiltinan	2/7/2012	(3)	95,507	191,013	382,026	—	—	—	—		—
			—	—	—	1,145	2,290	4,580	—		262,457	(4)(7)
			—	—	—	—	—	—	2,290		262,457	(7)
Thomas L. Pajonas	2/7/2012	(3)	240,000	480,000	960,000	—	—	—	—		—
	2/7/2012		—	—	—	4,485	8,970	17,940	—		1,028,052	(4)
	2/7/2012		—	—	—	—	—	—	7,000	(8)	802,270
	2/7/2012		—	—	—	—	—	—	8,970	(5)	1,028,052
Mark D. Dailey	2/7/2012	(3)	118,792	237,583	475,166	—	—	—	—		—
	2/7/2012		—	—	—	1,840	3,680	7,360	—		421,765	(4)
	2/7/2012		—	—	—	—	—	—	3,680	(5)	421,765
Ronald F. Shuff	2/7/2012	(3)	120,063	240,126	480,252	—	—	—	—		—
	2/7/2012		—	—	—	1,860	3,720	7,440	—		426,349	(4)
	2/7/2012		—	—	—	—	—	—	3,720	(5)	426,349

(1)

The number of shares listed represents long-term equity incentive awards in the form of contingent performance share units under the Company’s long-term incentive program. The performance criteria for these awards is based on the Company’s average RONA over the three-year period ending December 31, 2014 compared to the RONA averages of the Company’s HPPG for the same period, as described in further detail under “—Elements of the Executive Compensation Program—Long-Term Incentives—Contingent Performance Share Awards” above.

(2)

These amounts represent the fair value, as determined under FASB ASC Topic 718, of the stock awards based on the grant date fair value estimated by the Company for financial reporting purposes.

(3)

Under the Annual Incentive Plan, the primary performance measures are internally defined metrics based on operating income and cash flow. Actual amounts payable under the Annual Incentive Plan, if payable, can range from 50% (Threshold) to 200% (Maximum) of the target amounts for the Named Executive Officers based upon the extent to which performance under the foregoing criteria meets, exceeds or is below the target and can be further increased or decreased based on achievement of individual performance objectives. Actual payout for 2012 was 94.9% of the target amount.

(4)

Represents the fair value on the date of grant, as described in footnote (2), of the “target” award. During the performance period, as described in footnote (1), earned and unearned compensation expense is adjusted based on changes in the expected achievement of the performance targets. As of December 31, 2012, the Company estimated vesting of, and therefore expensed, this award at 125.9% of the “target” award based on expected achievement of performance targets.

(5)

The amounts shown reflect the numbers of shares of restricted common stock granted to each Named Executive Officer pursuant to the Flowserve Corporation Equity and Incentive Compensation Plan.

(6)

Represents a one-time grant of restricted common stock to Mr. Taff pursuant to the Flowserve Corporation Equity and Incentive Compensation Plan in connection with his hiring. The award is subject to a three-year cliff vest.

(7)

These awards were forfeited upon Mr. Guiltinan’s retirement in March 2012.

(8)

Represents a one-time grant of restricted common stock to Mr. Pajonas pursuant to the Flowserve Corporation Equity and Incentive Compensation Plan in recognition of his appointment as Chief Operating Officer. The award is subject to a three-year cliff vest.

– 2013 Proxy Statement   38

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Outstanding Equity Awards at Year-End 2012

The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2012 with respect to the Named Executive Officers.

Name	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(1) ($)
Mark A. Blinn	3,500	30.95	07/13/15	32,260	(2)	4,735,768	14,668	(3)	4,306,525
	28,087	52.25	12/14/16				15,119	(4)	4,438,938
							17,831	(5)	5,235,182
Michael S. Taff	—	—	—	15,730	(6)	2,309,164	5,782	(5)	1,697,595
Richard J. Guiltinan	—	—	—	—	(7)	—	2,936	(3)	862,010
Thomas L. Pajonas	—	—	—	27,337	(8)	4,013,072	4,114	(3)	1,207,870
							3,845	(4)	1,128,892
							9,052	(5)	2,657,667
Mark D. Dailey	—	—	—	6,886	(9)	1,010,865	3,535	(3)	1,037,876
							3,169	(4)	930,418
							3,713	(5)	1,090,137
Ronald F. Shuff	—	—	—	6,973	(10)	1,023,636	3,597	(3)	1,056,079
							3,210	(4)	942,456
							3,754	(5)(11)	1,102,174

(1)

Calculated using a price per share of $146.80, the closing market price of the Company’s common stock as reported by the NYSE on December 31, 2012, the end of the Company’s last completed fiscal year. The contingent performance share unit amounts include regularly declared dividends accrued on the “target” award, which will vest only to the same extent as the underlying award, if at all. Concerning all contingent performance awards, the amounts of units used in calculating the payout values assumes the highest level of performance target achievement, which would result in the target unit amounts presented in the table vesting at 200%.

(2)

4,730 shares vested on February 19, 2013; 4,930 shares vested on February 11, 2013; and 5,890 shares vested on February 9, 2013. Mr. Blinn’s remaining shares of restricted common stock vest as follows: 4,930 shares on February 11, 2014; 5,890 shares on February 9, 2014; and 5,890 shares on February 9, 2015.

(3)

These shares represent target long-term equity incentive awards in the form of contingent performance share units under the Company’s long-term incentive program, plus accrued dividend equivalents. The target set for this plan is based on the Company’s average RONA over the three-year period ending December 31, 2012 as a percentage of the average RONA of the Company’s HPPG for the same period. Payouts can range from 0 shares to a maximum of 200% of the shares granted. In the event of death, disability or retirement, the award payout will occur at the vesting date if the participant’s termination occurs during the last year of the award’s performance cycle. As of December 31, 2012, the Company estimated vesting of, and therefore expensed, these awards at 200% of the target shares presented based on expected achievement of performance targets.

(4)

These shares represent target long-term equity incentive awards in the form of contingent performance share units under the Company’s long-term incentive program, plus accrued dividend equivalents. The target set for this plan is based on the Company’s average RONA over the three-year period ending December 31, 2013 as a percentage of the average RONA of the Company’s HPPG for the same period. Payouts can range from 0 shares to a maximum of 200% of the target. In the event of death, disability or retirement, the award payout will occur at the vesting date if the participant’s termination occurs during the last year of the award’s performance cycle. As of December 31, 2012, the Company estimated vesting of, and therefore expensed, these awards at 162.2% of the target shares presented based on expected achievement of performance targets.

(5)

These shares represent target long-term equity incentive awards in the form of contingent performance share units under the Company’s long-term incentive program, plus accrued dividend equivalents. The target set for this plan is based on the Company’s average RONA over the three-year period ending December 31, 2014 as compared to the RONA averages of the Company’s HPPG members for the same period. Payouts can range from 0 shares to a maximum of 200% of the target. In the event of death, disability or retirement, the award payout will occur at the vesting date if the participant’s termination occurs during the last year of the award’s performance cycle. As of December 31, 2012, the Company estimated vesting of, and therefore expensed, these awards at 125.9% of the target shares presented based on expected achievement of performance targets.

(6)

1,910 shares vested on February 7, 2013. Mr. Taff’s remaining shares of restricted common stock vest as follows: 1,910 shares on February 7, 2014; 1,910 shares on February 7, 2015; and 10,000 shares on January 16, 2015.

(7)

Mr. Guiltinan’s shares of restricted common stock were forfeited due to his retirement from the Company in 2012.

(8)

1,327 shares vested on February 18, 2013; 1,270 shares vested on February 10, 2013; 2,990 shares vested on February 7, 2013; and 7,500 shares vested on 2/18/2013. Mr. Pajonas’ remaining shares of restricted common stock vest as follows: 1,270 shares on February 10, 2014; 2,990 shares on February 7, 2014; 2,990 shares on February 7, 2015; and 7,000 shares on February 7, 2015.

(9)

1,140 shares vested on February 18, 2010; 1,033 shares vested on February 10, 2013; and 1,227 shares vested on February 7, 2013. Mr. Dailey’s remaining shares of restricted common stock vest as follows: 1,033 shares on February 10, 2014; 1,226 shares on February 7, 2014; and 1,227 shares on February 7, 2015.

(10)

1,160 shares vested on February 18, 2013; 1,046 shares vested on February 10, 2013; and 1,240 shares vested on February 7, 2013. Mr. Shuff’s remaining shares of restricted common stock will be forfeited due to his retirement in 2013.

(11)

Mr. Shuff forfeited this contingent performance award due to his retirement in 2013.

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2012 Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock option exercises and restricted common stock vesting during the fiscal year ended December 31, 2012 with respect to the Named Executive Officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Mark A. Blinn	—	—	30,733	3,557,400
Michael S. Taff	—	—	—	—
Richard J. Guiltinan	—	—	9,769	1,128,790
Thomas L. Pajonas	—	—	21,771	2,512,962
Mark D. Dailey	—	—	18,679	2,156,062
Ronald F. Shuff	—	—	18,984	2,191,271
(1) The number of shares reported includes shares that were forfeited during the fiscal year ended December 31, 2012 to pay for taxes upon the vesting of restricted common stock.

2012 Pension Benefits

The following table sets forth certain information as of December 31, 2012 with respect to potential payments under our pension plans for each Named Executive Officer. Please refer to “—Elements of the Executive Compensation Program—Flowserve Corporation Pension Plans” above for a narrative description of the material factors necessary to an understanding of our pension plans.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Mark A. Blinn	Qualified — Cash Balance(1)	8.1		143,576		—
	Non-Qualified — SMRP	8.1		761,271		—
	Non-Qualified — SERP	8.1		557,312		—
Michael S. Taff	Qualified — Cash Balance(1)	1.0		16,003		—
	Non-Qualified — SMRP	1.0		20,527		—
	Non-Qualified — SERP	1.0		25,676		—
Richard J. Guiltinan	Qualified — Cash Balance	7.8		170,300	(2)	—
	Non-Qualified — SMRP	7.8		—		249,520	(3)
	Non-Qualified — SERP	4.8		—		165,516	(3)
Thomas L. Pajonas	Qualified — Cash Balance(1)	8.7		177,913		—
	Non-Qualified — SMRP	8.7		515,815		—
	Non-Qualified — SERP	8.7		401,838		—
Mark D. Dailey	Qualified — Cash Balance(1)	13.3		254,069		—
	Non-Qualified — SMRP	13.3		404,849		—
	Non-Qualified — SERP	13.3		407,638		—
Ronald F. Shuff	Qualified — Cash Balance(1)	24.5		612,123		—
	Non-Qualified — SMRP	24.5		760,702		—
	Non-Qualified — SERP	24.5	(4)	871,648		—

(1)

The Company sponsors cash balance designed pension plans for eligible employees. Each executive accumulates a notional amount derived from the plan provisions; each Named Executive Officer’s account balances as of December 31, 2012 are presented above. We believe that this is the best estimate of the present value of accumulated benefits.

(2)

Pension value includes accrued interest from April 1, 2012 to December 31, 2012. Contributions to the pension plan ceased upon Mr. Guiltinan’s retirement date, March 31, 2012.

(3)

Mr. Guiltinan began receiving distributions on October 12, 2012.

(4)

Mr. Shuff became eligible to participate in the SERP as of July 1, 1999. Effective in August 2007, he was provided with a special plan enhancement, per Board approval, crediting him with enhanced SERP benefits based on his company service prior to July 1, 1999.

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2012 Non-Qualified Deferred Compensation

The following table sets forth certain information concerning the non-qualified deferred compensation plans during the fiscal year (“FY”) ended December 31, 2012 with respect to the Named Executive Officers. Please refer to “—Elements of the Executive Compensation Program—Non-Qualified Deferred Compensation Plan” above for a narrative description of the material factors necessary to an understanding of the non-qualified deferred compensation plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE(2) ($)
Mark A. Blinn	—	—	—	—	—
Michael S. Taff	—	—	—	—	—
Richard J. Guiltinan	—	—	—	—	—
Thomas L. Pajonas	—	—	—	—	—
Mark D. Dailey	—	—	523,616	—	1,615,355
Ronald F. Shuff	—	—	1,472,412	—	4,464,229

(1)

Aggregate earnings represent the change in investment value of the non-qualified plans’ balances, plus interest earned and dividends paid or accrued on the plans’ balances, during the 2012 fiscal year. There were no above-market or preferential earnings with respect to the deferred compensation, and therefore none of the earnings with the respect to the deferred compensation were reported in the “Summary Compensation Table.”

(2)

Aggregate balance represents deferred amounts from prior years and any accrued interest or dividends thereon.

Potential Payments upon Termination or Change-In-Control

The information below describes certain compensation that would have been paid under existing plans and contractual arrangements to the Named Executive Officers in the event of a termination of such executive’s employment with the Company or change-in-control of the Company, assuming such events occurred on December 31, 2012. Amounts shown thus include amounts earned through such time and are estimates of the amounts that would have been paid out to the executives upon their termination or a change-in-control (based upon the executive’s compensation and service levels as of such date and the closing price of the Company’s common stock on December 31, 2012 of $146.80). The actual amounts to be paid out can only be determined at the time of a change-in-control or such executive’s termination of employment with the Company. Upon any termination of employment, each of the Named Executive Officers would also be entitled to the vested amounts and contributions shown in the “2012 Pension Benefits” and “2012 Non-Qualified Deferred Compensation” tables above.

The Company also sponsors the Officer Severance Plan covering the Named Executive Officers and the CIC Plan covering the Named Executive Officers. In addition, the Company sponsors several non-qualified pension plans and equity and non-equity incentive compensation plans that provide the Named Executive Officers with additional compensation in connection with a change-in-control or termination of employment under certain circumstances. The following is a description of the compensation payable to the Named Executive Officers in connection with a termination of employment and/or change-in-control under these arrangements and a table summarizing the estimated payouts assuming that a termination of employment and/or change-in-control occurred on December 31, 2012.

Flowserve Corporation Officer Severance Plan

All of the Named Executive Officers participated in the Company’s Officer Severance Plan as of December 31, 2012, as described under “—Elements of the Executive Compensation Program” above. Under the Officer Severance Plan, the Company’s officers are provided the following benefits for a termination of employment as a result of a reduction in force or if the executive is terminated without cause: (i) two years of the officer’s current base salary, paid on a bi-weekly basis in accordance with the Company’s regular salary payments and (ii) a lump sum payment, payable at the time annual incentive awards are paid to officers still employed by the Company, substantially equivalent to the AIP payment, at target, the officer would have otherwise received under the Company’s AIP if the officer had been employed at the end of the applicable performance period and was otherwise eligible for a payment under the AIP. To the extent an affected officer has outstanding contingent performance shares or time-vested restricted common stock, the officer would also be eligible to receive (i) contingent performance shares, if any, that would otherwise vest within 180 calendar days following the termination date, and (ii) a cash payment in lieu of any time vested restricted common stock that would otherwise vest within 90 calendar days following the termination date.

In addition, in order to receive such payments, the executive must execute a release and covenant not to sue and must continue to comply with a one year non-competition and non-solicitation agreement following his termination of employment. No benefits are payable under the Officer Severance Plan to any officer who receives benefits under the CIC Plan. The Officer Severance Plan does not provide for any additional payments or benefits upon a termination of employment by the Company for cause, upon the executive’s resignation for any reason (including “good reason” or “constructive termination”) or upon the executive’s death or disability.

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For purposes of the Officer Severance Plan, the term “cause” means the covered executive’s (i) willful and continued failure to perform basic job duties after written demand for substantial performance is delivered to the executive by the Board, which specifically identifies the manner in which the Board believes that the executive has not substantially performed the executive’s duties, or (ii) willful engagement in conduct materially and demonstrably injurious to the Company, monetarily or otherwise.

In addition, to protect the Company’s competitive position, each executive is required to sign an agreement with the Company that requires the executive to forfeit the proceeds from some or all of the executive’s long-term incentive awards if the executive engages in conduct that is detrimental to the Company. Detrimental conduct includes working for certain competitors, soliciting customers or employees after employment ends and disclosure of confidential information in a manner that may result in competitive harm to the Company.

Flowserve Corporation Executive Officer Change-in-Control Severance Plan

All of the Named Executive Officers participated in the Company’s CIC Plan as of December 31, 2012 as described under “—Elements of the Executive Compensation Program” above. Benefits under the CIC Plan are triggered if, within two years following a change-in-control of the Company (as defined in the CIC Plan and discussed below), the employment of the Named Executive Officer is terminated involuntarily other than for cause, death or disability, or for reasons constituting a “constructive termination.” In addition, benefits are triggered when a Named Executive Officer is terminated within the 90-day period immediately prior to a change-in-control if such termination (i) occurs after the initiation of discussions leading to such change-in-control and (ii) can be demonstrated to have occurred at the request or initiation of parties to such change-in-control.

Upon the occurrence of the change-in-control and without a requirement that the Named Executive Officer’s employment be terminated, all then-outstanding unvested equity awards (including stock options, restricted common stock and contingent performance share awards) will fully vest.

The severance benefits provided upon a termination of employment covered under the CIC Plan include:

•

A target bonus or target annual incentive award in effect at the time of termination (or if higher, at the time of the change-in-control), pro-rated based on the number of days the Named Executive Officer was employed during the performance period.

•

A lump sum cash payment equal to three times the sum of the executive’s then-current annual base salary and target bonus or other annual incentive award. For purposes of this calculation, the base salary is the highest of: (i) the highest-annualized monthly base salary during the twelve months preceding the termination; (ii) the base salary in effect on the date of termination; and (iii) the base salary in effect on the date of the change-in-control. For purposes of this calculation, the target bonus or annual incentive award is the higher of the target bonus or annual incentive award in effect on (i) the date of termination or (ii) the date of the change-in-control.

•

Payment of awards granted under the long-term incentive program and any other stock option or other stock-based long-term incentive award that have been earned and not yet paid, pursuant to the terms of the applicable plan.

•

Full vesting at target of each stock option or other stock-based long-term incentive award. Named Executive Officers have 90 days following the date of employment termination to exercise vested stock options.

•

Continuation of participation in the life insurance, medical, health and accident benefit plans for a period of up to three years following the date of termination.

•

Calculation of benefits under the Company’s defined benefit pension plan including supplemental retirement plan benefits with three years added to the executive’s years of service and age for retirement purposes.

•

A tax “gross-up” payment sufficient to compensate the executive for the amount of any excise tax imposed by Section 4999 of the Code and for any taxes imposed on such additional payment. This potential payment is only available to individuals who were serving as executive officers prior to January 1, 2011; payments are not available to any individuals who became or may become an executive officer and eligible to participate in the CIC Plan after this date.

The potential tax gross-up payment under the CIC Plan, while it may be substantial and may result in the Company’s loss of a tax deduction of compensation expense, is only applicable in the event of a change-in-control. The potential tax gross-up payment will change from time to time based on several factors, including the executive’s W-2 earnings, unvested equity value and the Company’s stock price.

For purposes of the CIC Plan, “change-in-control” generally means the occurrence of any of the following events:

•

any person acquires more than 30% of the Company’s total voting power represented by the Company’s then outstanding voting securities;

•

a majority of the members of Board are replaced in any 12-month period other than in specific circumstances;

•

the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation in which either (i) the holders of the Company’s outstanding shares of common stock and outstanding voting securities immediately prior to such merger or consolidation receive securities possessing at least 50% of the total voting power represented by the outstanding voting securities of the surviving entity (or parent thereof) immediately after such merger or consolidation, or (ii) the officers of the Company immediately prior to such merger or consolidation constitute at least three-quarters of the officers of the surviving entity (or parent thereof) immediately after such merger or consolidation, the elected members of the Board immediately prior to such merger or consolidation constitute at least three-quarters of the board of directors of the surviving entity (or parent thereof) immediately after such merger or consolidation and the positions of Chairman of the Board, CEO and President of the corporation resulting from merger or consolidation are held by individuals with the same positions at the Company as of immediately prior to such merger or consolidation; or

•

any person acquires more than 50% of the total gross fair market value of the assets of the Company.

For purposes of the CIC Plan, the term “cause” means: (i) the willful and continued failure by a covered executive to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the covered executive by the Board that specifically identifies the manner in which the Board believes that he has not substantially performed his duties, or (ii) the willful engaging by the covered executive in conduct materially and demonstrably injurious to the Company, monetarily or otherwise.

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For purposes of the CIC Plan, the term “constructive termination” generally means the occurrence of any one of the following events without the express written consent of the covered executive:

•

the Company’s assignment to the covered executive of any duties inconsistent with his position, duties, responsibilities and status with the Company immediately prior to a change-in-control, or a change in the covered executive’s reporting responsibilities, titles or offices as in effect immediately prior to a change-in-control, or any removal of the covered executive from or any failure to re-elect the covered executive to any of such positions;

•

a material reduction by the Company of the covered executive’s base salary;

•

the relocation (without the covered executive’s consent) of the covered executive’s principal place of employment by more than 35 miles from its location immediately prior to a change-in-control;

•

any other material failure of the Company to honor all the terms and provisions of the CIC Plan.

A “constructive termination” shall only occur if the covered executive provides notice to the Company of the occurrence of an event that constitutes “constructive termination” within 30 days of the initial occurrence of such event, the Company fails to cure such event within the first 30 days following the receipt of such notice, and the covered executive terminates his employment in the first 30 days following the end of the Company’s opportunity to cure.

The receipt of benefits following termination under the CIC Plan is contingent upon the covered executive executing a confidentiality and non-competition agreement and release in favor of the Company.

The Company’s supplemental pension and incentive plans for senior management contain provisions that serve to implement the provisions of the CIC Plan. Our Qualified Plan also confers competitive post-employment benefits to the executives upon a change-in-control. The additional years of credited service and additional age credit for purposes of determining an individual’s benefits under the plan compensate that individual upon his early termination from the plan.

Quantification of Potential Payments

The following tables set forth the estimated value of the potential payments to each of the Named Executive Officers, assuming the executive’s employment had terminated on December 31, 2012. For the events of termination involving a change-in-control, we assumed that the change-in-control also occurred on that date. In addition to the payments set forth in the following tables, the Named Executive Officers may receive certain payments upon their termination or a change-in-control pursuant to our Deferral Plan, Qualified Plan, SERP and SMRP. Previously vested amounts and contributions made to such plans by each Named Executive Officer are disclosed in the “2012 Non-Qualified Deferred Compensation” and “2012 Pension Benefits” tables.

Mark A. Blinn

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit (1.5x base salary; third party payment)	1,500,000
	Total	1,500,000
Disability	Short-term and long-term disability benefit to age 65 (third party payment)	3,668,378
	Total	3,668,378
Termination Without Cause by the Company or For Good Reason by the Employee	Termination payment (2x base salary)	2,000,000
	Target annual incentive award	1,100,000
	Total	3,100,000
Change-in-Control — Employment Continues	Immediate vesting of restricted stock(1)	11,726,090
	Total	11,726,090
Change-in-Control — Termination Without Cause by the Company or Constructive Termination	Termination payment (3x base salary)	3,000,000
	Termination payment (3x target annual incentive award)	3,300,000
	Prorated target annual incentive award	1,100,000
	Immediate vesting of restricted stock(1)	11,726,090
	Supplemental pension benefit	1,173,287
	Health & welfare benefit	68,504
	Total(2)	20,367,882

(1)

These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of event was equal to the closing price of the Company’s common stock on December 31, 2012 ($146.80).

(2)

For 2012, Mr. Blinn’s total payments were within the “safe harbor” amount prescribed under Section 280G of the Code and, as such, no excise tax and gross-up payment would be necessary.

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Michael S. Taff

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit (1.5x base salary; third party payment)	802,503
	Total	802,503
Disability	Short-term and long-term disability benefit to age 65 (third party payment)	3,582,759
	Total	3,582,759
Termination Without Cause by the Company or For Good Reason by the Employee	Termination payment (2x base salary)	1,070,004
	Target annual incentive award	374,501
	Total	1,444,505
Change-in-Control — Employment Continues	Immediate vesting of restricted stock(1)	3,157,962
	Total	3,157,962
Change-in-Control —Termination Without Cause by the Company or Constructive Termination	Termination payment (3x base salary)	1,605,006
	Termination payment (3x target annual incentive award)	1,123,504
	Prorated target annual incentive award	374,501
	Immediate vesting of restricted stock(1)	3,157,962
	Supplemental pension benefit	375,384
	Health & welfare benefit	55,038
	Total(2)	6,691,396

(1)

These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of event was equal to the closing price of the Company’s common stock on December 31, 2012 ($146.80).

(2)

Mr. Taff joined the Company as an executive officer after January 1, 2011 and as such is not eligible for an excise tax gross-up payment.

Richard J. Guiltinan – Former Potential Payments(1)

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit (1.5x base salary; third party payment)	573,039
	Total	573,039
Disability	Short-term and long-term disability benefit to age 65 (third party payment)	1,612,924
	Total	1,612,924
Termination Without Cause by the Company or For Good Reason by the Employee	Termination payment (2x base salary)	764,052
	Target annual incentive award	191,013
	Total	955,065
Change-in-Control — Employment Continues	Immediate vesting of restricted stock(2)	1,717,854
	Total	1,717,854
Change-in-Control — Termination Without Cause by the Company or Constructive Termination	Termination payment (3x base salary)	1,146,078
	Termination payment (3x target annual incentive award)	573,039
	Prorated target annual incentive award	191,013
	Immediate vesting of restricted stock(2)	1,717,854
	Supplemental pension benefit(3)	347,297
	Health & welfare benefit	52,067
	Total(4)	2,740,499

(1)

Mr. Guiltinan retired from his roles on March 31, 2012.

(2)

These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of event was equal to the closing price of the Company’s common stock on December 31, 2012 ($146.80). For purposes of the calculation, Mr. Guiltinan was assumed to have been an active employee on December 31, 2012. All active grants prior to retirement were included in the calculation.

(3)

Value calculated according to pension plan balances prior to Mr. Guiltinan’s retirement on March 31, 2012, rather than December 31, 2012.

(4)

For 2012, Mr. Guiltinan’s total payments were within the “safe harbor” amount prescribed under Section 280G of the Code and, as such, no excise tax and gross-up payment would be necessary.

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Thomas L. Pajonas

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit (1.5x base salary; third party payment)	975,000
	Total	975,000
Disability	Short-term and long-term disability benefit to age 65 (third party payment)	2,064,569
	Total	2,064,569
Termination Without Cause by the Company or For Good Reason by the Employee	Termination payment (2x base salary)	1,300,000
	Target annual incentive award	520,000
	Total	1,820,000
Change-in-Control —Employment Continues	Immediate vesting of restricted stock(1)	6,510,286
	Total	6,510,286
Change-in-Control —Termination Without Cause by the Company or Constructive Termination	Termination payment (3x base salary)	1,950,000
	Termination payment (3x target annual incentive award)	1,560,000
	Prorated target annual incentive award	520,000
	Immediate vesting of restricted stock(1)	6,510,286
	Supplemental pension benefit	679,974
	Health & welfare benefit	49,821
	Total(2)	11,270,081

(1)

These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of event was equal to the closing price of the Company’s common stock on December 31, 2012 ($146.80).

(2)

For 2012, Mr. Pajonas’ total payments were within the “safe harbor” amount prescribed under Section 280G of the Code and, as such, no excise tax and gross-up payment would be necessary.

Mark D. Dailey

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit (1.5x base salary; third party payment)	647,955
	Total	647,955
Disability	Short-term and long-term disability benefit to age 65 (third party payment)	2,722,609
	Total	2,722,609
Termination Without Cause by the Company or For Good Reason by the Employee	Termination payment (2x base salary)	863,940
	Target annual incentive award	237,584
	Total	1,101,524
Change-in-Control — Employment Continues	Immediate vesting of restricted stock(1)	2,540,080
	Total	2,540,080
Change-in-Control — Termination Without Cause by the Company or Constructive Termination	Termination payment (3x base salary)	1,295,910
	Termination payment (3x target annual incentive award)	712,751
	Prorated target annual incentive award	237,584
	Immediate vesting of restricted stock(1)	2,540,080
	Supplemental pension benefit	454,481
	Health & welfare benefit	51,769
	Total(2)	5,292,584

(1)

These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of event was equal to the closing price of the Company’s common stock on December 31, 2012 ($146.80).

(2)

For 2012, Mr. Dailey’s total payments were within the “safe harbor” amount prescribed under Section 280G of the Code and, as such, no excise tax and gross-up payment would be necessary.

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Ronald F. Shuff – Former Potential Payments(1)

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit (1.5x base salary; third party payment)	654,890
	Total	654,890
Disability	Short-term and long-term disability benefit to age 65 (third party payment)	1,162,107
	Total	1,162,107
Termination Without Cause by the Company or For Good Reason by the Employee	Termination payment (2x base salary)	873,186
	Target annual incentive award	240,126
	Total	1,113,312
Change-in-Control —Employment Continues	Immediate vesting of restricted stock(2)	2,573,991
	Total	2,573,991
Change-in-Control —Termination Without Cause by the Company or Constructive Termination	Termination payment (3x base salary)	1,309,779
	Termination payment (3x target annual incentive award)	720,378
	Prorated target annual incentive award	240,126
	Immediate vesting of restricted stock(2)	2,573,991
	Supplemental pension benefit	839,950
	Health & welfare benefit	61,480
	Total(3)	5,745,705

(1)

Mr. Shuff retired from the Company on March 1, 2013.

(2)

These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of event was equal to the closing price of the Company’s common stock on December 31, 2012 ($146.80).

(3)

For 2012, Mr. Shuff’s total payments were within the “safe harbor” amount prescribed under Section 280G of the Code and, as such, no excise tax and gross-up payment would be necessary.

PROPOSAL TWO:    ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board is providing shareholders the opportunity to cast an advisory vote on the compensation of our Named Executive Officers. This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our Named Executive Officers.

The Board values the opinions of the Company’s shareholders as expressed through their votes and other communications. This Say on Pay vote is advisory, meaning that it is not binding on the O&C Committee or Board. This vote will not affect any compensation already paid or awarded to any Named Executive Officer, nor will it overrule any decisions the Board has made. Nonetheless, the O&C Committee and the Board will review and carefully consider the outcome of the advisory vote on executive compensation when making future decisions regarding our executive compensation programs and policies.

We design our executive compensation programs to implement our core objectives of attracting and retaining key leaders, rewarding current performance, driving future performance and aligning the long-term interests of our executives with those of our shareholders. Shareholders are encouraged to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, including the “Executive Summary”. In the CD&A, we have provided shareholders with a description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs and how our compensation plans are administered.

We believe shareholders should consider the following financial performance data and compensation design elements when voting on this proposal:

Financial Performance Data

•

Concerning our 2012 performance: bookings were $4.7 billion, up 1.1% over 2011; sales were $4.8 billion, up 5.3% over 2011; and operating income was $675.8 million, up 9.2% over 2011.

•

Concerning our annual incentive plan, the Operating Income performance metric was 95.8% of plan, and our Operating Cash Flows performance metric was 91.3% of plan and, when combined, appropriately resulted in an annual incentive award percentage payout of 94.9% of target, with two executive officers receiving a 9.0% increase based on individual performance.

•

The Company’s average return on net assets (“RONA”) for the 2010-2012 performance period was 17.8%, which represented approximately 118% of the three year median average RONA of the HPPG.

•

The Company’s total shareholder return for 2010-2012, which is measured by the change in our stock price from December 31, 2009 through December 31, 2012, plus dividends paid during the period, was 60.9%, while our CEO’s total compensation increased 34.9% during the same period.

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Compensation Design Elements

•

On average, the Named Executive Officers had 75.1% (or 82.9% in the case of the CEO) of their pay “at risk,” or dependent upon both the Company’s and each individual’s performance.

•

Maximum payout levels for the annual cash incentive award are capped at 200% of target, with a maximum additional 25% adjustment for individual performance, and the contingent performance share award payouts are capped at 200% of target, which avoids excessive total compensation and reduces the incentive to engage in unnecessarily risky behavior.

•

The annual cash incentive award and the contingent performance share award have threshold payout levels, ensuring that incentive compensation is reduced or eliminated altogether if minimum performance levels are not achieved.

•

Our officers are subject to equity ownership guidelines, which further encourage a long-term focus on sustainable performance and align our officers’ interests with those of our shareholders.

•

Our officers are prohibited from engaging in transactions designed to hedge against the value of the Company’s stock.

•

The Company maintains a Recoupment of Incentive Compensation Policy allowing for the “clawback” of incentive compensation in the event of a financial restatement or misconduct.

•

The Company does not provide perquisites.

The Board believes that the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Accordingly, the Board recommends that you vote in favor of the following resolution:

“RESOLVED, that the Flowserve Corporation shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the section of this Proxy Statement entitled ‘Executive Compensation’.”

Required Vote and Recommendation

Approval of this proposal will require the affirmative vote of a majority of the votes cast in person or represented by proxy. Abstentions will not count as votes cast on this proposal. Therefore, abstentions will have no effect on the proposal. Additionally, broker non-votes will not be considered to have voted on this proposal, and therefore will have no effect on the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” this proposal unless you instruct otherwise on the proxy or you withhold authority to vote.

The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board recommends that you vote “FOR” the approval of this advisory vote on Executive Compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater-than-5% beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year.

The policy provides that the CG&N Committee reviews transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the CG&N Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, the Board has delegated authority to the Chairman of the CG&N Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the Chairman is provided to the full CG&N Committee for its review in connection with each regularly scheduled CG&N Committee meeting.

The CG&N Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

•

business transactions with other companies in which a related person’s only relationship is as an employee, director or less-than-10% beneficial owner if the amount of business falls below the thresholds in the NYSE’s listing standards and the Company’s director independence standards; and

•

charitable contributions, grants or endowments to a charitable organization where a related person is an employee if the aggregate amount involved does not exceed the greater of $1 million or 2% of the organization’s total annual receipts.

The CG&N Committee was not requested to and did not approve any transactions required to be reported under applicable SEC rules in 2012.

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SECURITY OWNERSHIP OF DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

The following table sets forth as of March 14, 2013 ownership of Company common stock by members of the Board, each Named Executive Officer of the Company listed in the “Summary Compensation Table” individually and all members of the Board and all executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified possesses sole voting and investment power with respect to his or her shares.

Name of Beneficial Owner	Amount and nature of beneficial ownership(1)		Percent of class
Mark A. Blinn	139,197	(2)		*
Mark D. Dailey	28,185	(3)		*
Gayla J. Delly	6,544	(4)		*
Roger L. Fix	14,116	(5)		*
John R. Friedery	9,192	(6)		*
Joe E. Harlan	6,124	(7)		*
Michael F. Johnston	35,429	(8)		*
Rick J. Mills	11,264	(9)		*
Thomas L. Pajonas	55,382	(10)		*
Charles M. Rampacek	37,721	(11)		*
David E. Roberts	1,980	(12)		*
James O. Rollans	42,780	(13)		*
William C. Rusnack	16,574	(14)		*
Ronald F. Shuff	45,610	(15)		*
Michael S. Taff	19,886			*
All members of the Board and officers as a group (16 individuals)	481,168	(16)	1.0%

*

Less than 1%.

(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and, unless otherwise indicated, represents securities for which the beneficial owner has sole voting and investment power. Any securities held in the name of and under the voting and investment power of a spouse of an executive officer or director have been excluded. For each person or group, also includes any securities that person or group has the right to acquire within 60 days pursuant to stock options under certain Company stock option and incentive plans.

(2)

Includes 31,587 and 29,336 shares of common stock that Mr. Blinn has the right to acquire within 60 days pursuant to stock options and contingent performance share units, respectively.

(3)

Includes 7,070 shares of common stock that Mr. Dailey has the right to acquire within 60 days pursuant to contingent performance share units. Also includes 10,580 compensational shares that have been deferred under the Deferral Plan. Mr. Dailey does not possess any voting or investment power over these deferred shares.

(4)

Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Ms. Delly does not possess any voting or investment power over these deferred shares.

(5)

Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Fix does not possess any voting or investment power over these deferred shares.

(6)

Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Friedery does not possess any voting or investment power over these deferred shares.

(7)

Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Harlan does not possess any voting or investment power over these deferred shares.

(8)

Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Johnston does not possess any voting or investment power over these deferred shares.

(9)

Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Mills does not possess any voting or investment power over these deferred shares.

(10)

Includes 8,228 shares of common stock that Mr. Pajonas has the right to acquire within 60 days pursuant to contingent performance share units.

(11)

Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Rampacek does not possess any voting or investment power over these deferred shares.

(12)

Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Roberts does not possess any voting or investment power over these deferred shares.

(13)

Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Rollans does not possess any voting or investment power over these deferred shares.

(14)

Includes 15,358 compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Rusnack does not possess any voting or investment power over these deferred shares.

(15)

Includes 7,914 shares of common stock that Mr. Shuff has the right to acquire within 60 days pursuant to contingent performance share units. Also includes 30,123 compensational shares that have been deferred under the Deferral Plan. Mr. Shuff does not possess any voting or investment power over these deferred shares.

(16)

Includes 31,587 and 53,788 shares of common stock that members of this group have the right to acquire within 60 days pursuant to stock options and contingent performance share units, respectively, under certain Company stock incentive plans. Also includes 219,211 compensational shares that have been deferred under various Company plans for which no member of the group possesses voting power.

– 2013 Proxy Statement   48

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following shareholders reported to the SEC that they beneficially own more than 5% of the Company’s common stock. The information is presented as of March 14, 2013 and is based on stock ownership reports on Schedule 13G filed with the SEC and subsequently provided to us. We know of no other shareholder holding 5% or more of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and nature of beneficial ownership(1)		Percent of class
Harris Associates L.P. Two North LaSalle Street, Suite 500 Chicago, IL 60602-3790	3,735,484	(2)	7.5%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,054,747	(3)	6.1%

(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and, unless otherwise indicated, represents securities for which the beneficial owner has sole voting and investment power.

(2)

Based on a Schedule 13G/A filed with the SEC on February 11, 2013. The filing indicates sole voting power for 3,726,884 shares, shared voting power for 0 shares, sole dispositive power for 3,726,884 shares and shared dispositive power for 0 shares.

(3)

Based on a Schedule 13G/A filed with the SEC on February 12, 2013. The filing indicates sole voting power for 90,546 shares, shared voting power for 0 shares, sole dispositive power for 2,969,801 shares and shared dispositive power for 84,946 shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information about our common stock that may be issued upon the exercise of options granted under the Flowserve Equity and Incentive Compensation Plan (the “2010 Plan”), the Flowserve Corporation 2004 Stock Compensation Plan (the “2004 Plan”), the Flowserve Corporation 1999 Stock Option Plan (the “1999 Plan”) and the Flowserve Corporation 1997 Stock Option Plan (the “1997 Plan”), as of December 31, 2012. The 1999 Plan and the 1997 Plan have expired. No options were granted under any plan in 2012.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Option, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)(3)
Equity compensation plans approved by securities holders	38,454	$44.99	2,447,848
Equity compensation plans not approved by securities holders	—	—	—
TOTAL	38,454	$44.99	2,447,848

(1)

All shares of common stock included in this column underlie stock options awarded under the 1997 Plan, the 1999 Plan and the 2004 Plan.

(2)

These amounts represent the weighted average exercise price for the total number of outstanding options.

(3)

The shares of common stock reflected in this column include 2,171,883 shares available for issuance under the 2010 Plan. The shares of common stock reflected in this column also include 275,945 shares that were available for issuance under the 2004 Plan at December 31, 2012. This column does not reflect shares that were the subject of outstanding awards under the 2010 Plan or the 2004 Plan at December 31, 2012.

– 2013 Proxy Statement   49

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and any person beneficially owning more than 10% of the Company’s common stock to file reports of ownership and any changes in ownership with the SEC. Based solely on the Company’s review of reports furnished to the Company and representations provided to the Company by persons required to file reports under Section 16 of the Exchange Act, the Company’s directors, executive officers and greater than ten-percent beneficial owners properly and timely complied with their Section 16(a) filing requirements during the fiscal year ended December 31, 2012.

PROPOSAL THREE:    AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION

On February 7, 2013, the Board voted to approve, and to recommend to the Company’s shareholders that they approve, an amendment to Article Third of the Company’s Restated Certificate of Incorporation (the “Charter”) to increase the number of shares of common stock that the Company is authorized to issue.

Proposed Amendment

The Board proposes that the first sentence of Article Third of the Charter be deleted in its entirety and replaced with the following (with additions indicated with italicized text and deletions indicated by strike-through text):

“THIRD: The aggregate number of shares which the corporation shall have authority to issue is ~~121,000,000~~ 361,000,000 of which 1,000,000 shares, of the par value of $1.00 each, shall be Preferred Stock and ~~120,000,000~~ 360,000,000 shares, of the par value of $1.25 each, shall be Common Stock.”

The proposed amendment will not affect the number of shares of preferred stock authorized. The increase in the authorized shares of common stock will not confer any preemptive rights on any holder of such shares.

Primary Purpose of the Amendment

On February 7, 2013, the Board adopted resolutions conditionally approving a three-for-one forward stock split (the “Forward Stock Split”). The Forward Stock Split would be effected in the form of a stock dividend of two shares of common stock for each share of common stock outstanding on June 7, 2013, the anticipated record date for the Forward Stock Split. The Forward Stock Split is conditioned upon our shareholders approving the proposed amendment to the Charter.

The proposed increase in the number of authorized shares of common stock is proportionate to, and will be necessary to effect, the Forward Stock Split. Currently, the number of authorized shares of common stock (not otherwise reserved or outstanding) is insufficient to effect the Forward Stock Split and also maintain an adequate and proportionate number of shares authorized for use in other future business purposes as the Board may deem necessary. As of the close of business on March 28, 2013, there were 47,884,957 shares of our common stock issued and outstanding. In addition, as of December 31, 2012, 830,554 shares were subject to outstanding equity compensation awards. An additional 2,447,828 shares were reserved for issuance in connection with future awards available for grant, and approximately 10,796,000 were treasury shares. Therefore, of the additional 240,000,000 shares of common stock that will be authorized under the proposed amendment, approximately 125,000,000 shares would be required to effect the Forward Stock Split.

Under the laws of the State of New York, shareholders are not required to approve a stock split effected in the form of a stock dividend payable to holders of the same class of stock. As such, we are not soliciting such approval by this Proxy Statement, and we will not solicit such approval in the future to effect the Forward Stock Split. However, due to the need for additional authorized shares of common stock to implement the Forward Stock Split, if shareholders do not approve this proposal, we cannot effect the Forward Stock Split.

– 2013 Proxy Statement   50

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Objective of the Forward Stock Split

Following the Forward Stock Split, we would expect the per share price of our common stock to reduce in proportion to the additional shares issued, though the aggregate market value of our shares should remain unchanged. The Board believes that this will result in a per share market price that is within a range more attractive to investors, which may result in a broader market for our common stock. However, we cannot predict the effect of the Forward Stock Split on the market price for our common stock, and the history of similar stock splits for companies in like circumstances has varied. The market price of our common stock is also based on our performance and other factors, some of which are unrelated to the number of shares outstanding.

Other Business Purposes for the Increase in Authorized Common Stock

Other than the Forward Stock Split and except for shares reserved for issuance under our existing equity compensation plans, we have no immediate plans, understandings, agreements or commitments to issue additional shares of common stock for any purpose. However, we review and evaluate potential capital-raising activities, strategic transactions and other corporate actions on an ongoing basis to determine if such actions would be in the best interests of the Company and our shareholders. While we have no immediate plans to do so, the additional shares authorized may be used for these purposes as the Board deems necessary or desirable.

After giving effect to the Forward Stock Split, we may use the proportionately increased authorized shares available for business or financial purposes, such as: raising capital through the sale of common stock; acquiring other companies, businesses, products or services in exchange for shares of common stock; attracting and retaining employees by the issuance of additional securities under our equity compensation plans; and other transactions and corporate purposes, as determined by the Board from time to time to be necessary or desirable. The additional authorized shares would enable us to act quickly in response to opportunities that may arise for these types of transactions, in most cases without the necessity of obtaining future shareholder approval before any such issuances could proceed, except as provided under New York law and the rules of the New York Stock Exchange. Whether and how to undertake any of these types of transactions, if at all, will depend in part on market conditions at the time. There can be no assurance that we will undertake any of these types of transactions even if shareholders approve the proposed amendment.

The Board will authorize the further issuance of common stock after the Forward Stock Split, if at all, only when it considers such issuance to be in the best interests of the Company. However, shareholders should recognize that, in some situations, the issuance of additional shares of common stock could have a dilutive effect on earnings per share. Additionally, for a person who does not purchase additional shares to maintain his or her pro rata interest following a further issuance of common stock, such shareholder’s percentage voting power in the Company could be diluted.

Implementing the Forward Stock Split and the Effect on Current Shareholders

The Board retains the right to not implement the Forward Stock Split, even if our shareholders approve the proposed amendment. However, if our shareholders approve this proposal, we expect to file a Certificate of Amendment with the Secretary of State of the State of New York shortly after such approval. The proposed amendment will become effective upon the State of New York accepting the Certificate of Amendment.

If this Proposal Three is approved, the Company currently anticipates that the record date for the Forward Stock Split will be June 7, 2013. The holders of record of common stock as of the close of business on the record date will receive, as a stock dividend, two additional shares of common stock for each share of common stock owned as of that date. The shareholders of the Company as of the Forward Stock Split record date will not pay, and the Company will not receive, any payment or other consideration for the additional shares that the Company issues or the adjustments that will be made pursuant to the Forward Stock Split. A shareholder’s equity ownership interest in the Company will not increase, nor will it be diluted, because of the Forward Stock Split; however, any sale of the shares received because of the Forward Stock Split by a shareholder will reduce such shareholder’s proportional equity ownership interest in the Company.

Upon the effectiveness of the Forward Stock Split, appropriate and proportionate adjustments will be made to the equity compensation awards outstanding and to be awarded under the Company’s equity compensation plans. For example, the Forward Stock Split will have the effect of tripling the number of shares of common stock issuable upon exercise of options and other rights, and it will have the effect of reducing, to one-third, the option price per share of such options and rights. Additionally, should the Board approve the payment of cash dividends in the future, we would expect the per share amount of any dividends declared following the Forward Stock Split to be proportionately reduced, keeping the aggregate dividend payment the same as prior to the Forward Stock Split.

For record owners, the Company has chosen to implement the Direct Registration System (the “DRS”) for shares issued as a result of the Forward Stock Split. The DRS is a book-entry form of stock ownership allowing shares to be owned, transferred or sold electronically without having a physical stock certificate issued. Under the DRS your traditional voting and other rights and benefits as a shareholder remain the same.

The Company’s transfer agent, Wells Fargo Shareowner Services, will manage the DRS. You will receive a statement showing your total number of shares registered with Wells Fargo Shareowner Services following the Forward Stock Split, including shares held in both certificate and book-entry form. It is important that you retain this statement for your records. Additionally, do not destroy any Company stock certificates you currently hold. The certificates remain valid for the number of shares shown on them, and you should continue to preserve them carefully.

– 2013 Proxy Statement   51

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If you would prefer to receive a certificate for your shares issued in the Forward Stock Split instead of holding them in book-entry form, you may request a certificate from Wells Fargo Shareowner Services at any time. You may also transfer shares from certificate form to book-entry form at any time.

IMPORTANT NOTE: CERTIFICATES REPRESENTING SHARES OF COMMON STOCK ISSUED PRIOR TO THE FORWARD STOCK SPLIT WILL CONTINUE TO REPRESENT THE SAME NUMBER OF SHARES OF COMMON STOCK AFTER THE EFFECTIVE DATE OF THE FORWARD STOCK SPLIT. THEREFORE, PLEASE DO NOT DESTROY OR RETURN YOUR EXISTING CERTIFICATES.

Other Effects of the Amendment, if Adopted

Upon issuance, the additional shares of authorized common stock will be part of the existing class of common stock and will have the same rights and privileges as the shares of common stock currently outstanding. Approval of the proposed amendment will not have any immediate dilutive effect on the proportionate voting power or other rights of existing shareholders. The Forward Stock Split will reduce the Company’s fully diluted earnings per share, but it will not affect voting rights of current shareholders unless shares are sold, since each shareholder will continue to hold the same percentage interest in the Company. As the Charter does not confer to the Company’s shareholders preemptive rights with respect to common stock, if the Board elects to issue additional shares of common stock, existing shareholders would not have any preferential rights to purchase those shares.

As a result of the Forward Stock Split, and in accordance with New York law, an amount equal to the par value per share of common stock for each share issued in the Forward Stock Split will be transferred back to stated capital. There will be no change in the Company’s total paid-in capital.

The Board does not consider the proposed amendment as an anti-takeover measure, and the Board does not currently contemplate recommending the adoption of any other measure that could be construed as an anti-takeover measure.

The Forward Stock Split should result in no immediate tax gain or loss to a holder of our common stock. The aggregate adjusted tax basis of the existing shares of common stock held by a holder immediately before the Forward Stock Split must be allocated pro rata between the additional shares received in the Forward Stock Split and the holder’s existing shares. The holder’s holding period for the shares received in the Forward Stock Split will include the holding period of the holder’s existing shares with respect to which the additional shares were issued.

Required Vote and Recommendation

Pursuant to New York law, approval of this proposal will require the affirmative vote of a majority of all outstanding shares of common stock entitled to vote on this proposal. Abstentions will not count as votes cast on this proposal. Therefore, abstentions will have the same effect as a vote “against” the proposal. Additionally, broker non-votes will not be considered to have voted on this proposal and will therefore have the same effect as a vote “against” the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” this proposal unless you instruct otherwise on the proxy or unless you withhold authority to vote.

The Board recommends that you vote “FOR” the approval of the amendment to the charter to increase the number of authorized shares of common stock.

– 2013 Proxy Statement   52

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PROPOSAL FOUR:    RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS

The Audit Committee has approved PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for 2013.

We are asking our shareholders to ratify the appointment of PwC as our independent registered public accounting firm. Although shareholder ratification is not required by our By-laws or otherwise, the Board is submitting this proposal for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Required Vote and Recommendation

The proposal to ratify the appointment of PwC to serve as the Company’s independent registered public accounting firm for 2013 requires the affirmative vote of at least a majority of the votes cast in favor of or against this proposal. Abstentions will not count as votes cast on this proposal. Therefore, abstentions will have no effect on the proposal. Additionally, broker non-votes will not be considered to have voted on this proposal, and therefore will have no effect on the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” ratifying the appointment of PwC unless you instruct otherwise on the proxy or unless you withhold authority to vote.

The Board recommends that you vote “FOR” the ratification of appointment of Pricewaterhousecoopers LLP to serve as our independent registered public accounting firm for 2013.

PROPOSAL FIVE:    SHAREHOLDER PROPOSAL ON SHAREHOLDER ACTION BY WRITTEN CONSENT

A shareholder has stated that its representative intends to present the following proposal at the Annual Meeting. The Company will promptly provide the name and address of the shareholder and the number of shares owned upon request directed to the Corporate Secretary. The Company is not responsible for the contents of the proposal. If properly presented at the Annual Meeting, your Board unanimously recommends a vote AGAINST the following proposal.

Shareholder Resolution

Proposal 5 – Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent includes all issues that shareholders may propose. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law.

– 2013 Proxy Statement   53

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The shareholders of Wet Seal (WTSLA) successfully used written consent to replace certain underperforming directors in October 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, was concerned about the long-tenure of certain directors. Charles Rampacek, James Rollans, Michael Johnston (involved with the Visteon bankruptcy) and William Rusnack each had 14 years on our board. They also controlled the majority of the seats on our 3 most powerful board committees plus 2 committee chairmanships.

Director independence erodes after 10-years. GMI said long-tenured directors could form relationships that may compromise their independence and therefore hinder their ability to provide effective oversight. A more independent perspective would be a priceless asset for our directors.

GMI said that since 2000, our former CEO Bernard Rethore (involved with the Amcast Industrial bankruptcy) had served as Chairman Emeritus to the board. While Emeritus directors are not elected and do not vote on board decisions, if they attend meetings their presence is likely to have an effect on the discussion.

GMI said half of the long-term equity pay given to our highest paid executives consisted of restricted stock that simply vested over time without any job performance requirements. Equity pay should have job performance requirement [sic] to be consistent with shareholder interests.

Please encourage our board to respond positively to this proposal to protect shareholder value: Right to Act by Written Consent – Proposal 5

The Company’s Opposition Statement

The Board has considered this proposal and believes it is not in the best interest of the Company or its shareholders. Additionally, the Board believes that this proposal is unnecessary in light of our shareholders’ ability to call special meetings.

Taking Action Through Shareholder Meetings Provides Safeguards for All Shareholders

The Board believes that shareholder interests are best promoted and protected when shareholders take action at an appropriately called annual or special meeting of shareholders. Using a shareholder meeting to consider proposals ensures that proposals are widely disseminated to shareholders through the proxy statement and any additional soliciting materials, which must contain certain information about the proposed action as specified by the Securities and Exchange Commission. In the shareholder meeting process, all shareholders of record must receive the proxy statement and any additional soliciting materials in advance of the meeting. This provides shareholders sufficient time and opportunity to consider the proposals and determine how to vote or direct their proxies. Additionally, through the meeting process, the Board has a meaningful opportunity to evaluate such proposals and can present its analysis and recommendations to the Company’s shareholders. The Board believes that these safeguards around the ability to act at a special or annual meeting promote and protect shareholders’ interests.

By contrast, the Board believes that permitting action by written consent as described in this proposal can work against shareholders’ interests. Permitting action by written consent as described in this proposal would permit a shareholder or small group of shareholders, who do not owe fiduciary duties to the other shareholders, to accumulate short-term positions (which may include borrowed shares) and take action without the waiting periods, disclosure rules and other shareholder protections inherent in the shareholder meeting process. Since shareholders are not entitled to receive notice of actions to be taken by written consent, shareholders may not receive sufficient time or opportunity to evaluate the proposed action. Further, the Board does not have the opportunity to evaluate and provide a recommendation with respect to a proposed action by written consent, and proponents of the proposed action do not have to provide any information regarding themselves or their interests in the proposed action to other shareholders or the Company.

The Company Already Allows Shareholders to Call Special Meetings

In 2012, the Company presented, and the shareholders adopted, a provision permitting shareholders of record who have held at least a 25% net long position in the Company’s outstanding common stock for at least one year to call a special meeting of shareholders. The Board believes that this provision enables shareholders to hold the Board accountable and, where necessary, take quick action to support their interests. At the same time, the meeting process ensures that all shareholders have an appropriate opportunity to consider any proposed action and ensures that the Company governs its affairs in an efficient and orderly manner for the benefit of all shareholders.

The Board believes that shareholders should also evaluate this proposal in the context of the Company’s overall corporate governance. The Company has consistently implemented and followed best practices in corporate governance, including removing the classified structure of the board to provide for annual election of all directors, adopting majority voting for election of directors, reducing super-majority provisions in our governing documents and providing shareholders the right to call special meetings, as described above.

For these reasons, the Company believes this proposal is unnecessary and could have adverse consequences for shareholders.

– 2013 Proxy Statement   54

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Required Vote and Recommendation

The approval of the shareholder resolution requires the affirmative vote of at least a majority of the votes cast in favor of or against this proposal. Abstentions will not count as votes cast on this proposal. Therefore, abstentions will have no effect on the proposal. Additionally, broker non-votes will not be considered to have voted on this proposal, and therefore will have no effect on the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “AGAINST” approving the shareholder resolution unless you instruct otherwise on the proxy or unless you withhold authority to vote.

The Board recommends that you vote “AGAINST” the approval of the shareholder resolution.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company is comprised of five independent directors, Rick J. Mills (Chairman), Gayla J. Delly, Charles M. Rampacek, James O. Rollans and William C. Rusnack. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee met eight times in 2012.

Management has primary responsibility for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on this audit. The Audit Committee’s responsibility is to monitor and oversee this process, including the engagement of the independent auditors, the pre-approval of their annual audit plan and the review of their annual audit report.

In this context, the Audit Committee has met and held detailed discussions with management on the Company’s consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and that these statements fairly present the financial condition and results of operations of the Company for the period described. The Audit Committee has relied upon this representation without any independent verification, except for the work of PwC, the Company’s independent registered public accounting firm. The Audit Committee also discussed these statements with PwC, both with and without management present, and has relied upon their reported opinion on these financial statements.

The Audit Committee further discussed with PwC matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T regarding “Communication with Audit Committees”. In addition, the Audit Committee received from PwC the written disclosures and letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning its independence, and has discussed with PwC its independence from the Company and its management.

Based on these reviews and discussions, including the Audit Committee’s specific review with management of the Company’s Annual Report and based upon the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report filed with the SEC.

Rick J. Mills, Chairman

Gayla J. Delly

Charles M. Rampacek

James O. Rollans

William C. Rusnack

OTHER AUDIT INFORMATION

Relationship with Independent Registered Public Accounting Firm

The Audit Committee appointed PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. In this role, PwC audits the financial statements of the Company. Representatives from PwC will be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders. They will have the opportunity to make a statement if they desire to do so.

– 2013 Proxy Statement   55

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Audit and Non-Audit Fees and Services

The following table summarizes the aggregate fees (excluding value added taxes) for professional services incurred by the Company for the audits of its 2012 and 2011 financial statements and other fees billed to the Company by PwC in 2012 and 2011. In general, the Company retains PwC for services that are logically related to or natural extensions of the Company’s annual audit.

	2012	2011
Audit Fees	$8,521,000	$9,504,000
Audit Related Fees	265,000	415,000
Total Audit Related Fees	8,786,000	9,919,000
Tax Compliance	183,000	290,000
Tax Consulting/Advisory	197,000	82,000
Total Tax Fees	380,000	372,000
All Other Fees	83,000	33,000
TOTAL FEES	$9,249,000	$10,324,000

The Audit Committee pre-approved all of the audit and non-audit fees described above for the years ended December 31, 2012 and December 31, 2011 in accordance with its approval policy discussed below.

Audit Committee Approval Policy

The Audit Committee approves all proposed services and related fees to be rendered by the Company’s independent registered public accounting firm prior to their engagement. Services to be provided by the Company’s independent registered public accounting firm generally include audit services, audit-related services and certain tax services. All fees for the annual audit or audit-related services to be performed by the Company’s independent registered public accounting firm are itemized for the purposes of approval. The Audit Committee approves the scope and timing of the external audit plan for the Company and focuses on any matters that may affect the scope of the audit or the independence of the Company’s independent registered public accounting firm. In that regard, the Audit Committee receives certain representations from the Company’s independent registered public accounting firm regarding their independence and permissibility under the applicable laws and regulations of any services provided to the Company outside the scope of those otherwise allowed. The Audit Committee also approves the internal audit plan for the Company.

The Audit Committee may delegate its approval authority to the Chairman of the Audit Committee to the extent allowed by law. In the case of any delegation, the Chairman must disclose all approval determinations to the full Audit Committee as soon as possible after such determinations have been made.

OTHER MATTERS

The Company knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

– 2013 Proxy Statement   56

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Map and Driving Directions to

The Flowserve Corporation Global Technology and Training Center

Instructions from Dallas/Fort Worth International Airport (DFW):

•

Take the north exit from the airport to John Carpenter Freeway (Highway 114) heading east

•

Exit Esters Boulevard and turn left onto Esters Boulevard

•

The Flowserve Corporation Global Technology and Training Center is on the northeast corner of Esters Boulevard and West Royal Lane

Instructions from Downtown Dallas:

•

Take Interstate Highway 35E heading north

•

Take the left fork onto Highway 183 toward IRVING (Highway 114)/DFW AIRPORT

•

Take the right fork onto John W. Carpenter Freeway (Highway 114) toward GRAPEVINE/DFW AIRPORT NORTH ENTRY and continue west in one of the outside lanes until you reach the Esters Boulevard exit

•

Exit Esters Boulevard and turn right onto Esters Boulevard

•

The Flowserve Corporation Global Technology and Training Center is on the northeast corner of Esters Boulevard and West Royal Lane

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M54992-P35894

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLOWSERVE CORPORATION

Vote on Directors

	For All	Withhold All	For All Except
1. Election of Directors – 2014	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gayla J. Delly
02) Rick J. Mills
03) Charles M. Rampacek
04) William C. Rusnack

Vote on Proposals

	For	Against	Abstain
2. Advisory vote on executive compensation.	☐	☐	☐
3. Approve an amendment to the Restated Certificate of Incorporation of Flowserve Corporation to increase the number of authorized shares of common stock.	☐	☐	☐
4. Ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for 2013.	☐	☐	☐
5. A shareholder proposal requesting the Board of Directors take action to permit shareholder action by written consent.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 - 4 AND RECOMMENDS A VOTE "AGAINST" ITEM 5

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted "FOR" all items. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the 2013 Annual Meeting of Shareholders, you can be sure the shares are represented at the meeting by voting online or promptly returning the proxy in the enclosed envelope.

Proxy card must be signed and dated on the reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M54993-P35894

FLOWSERVE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2013 ANNUAL MEETING OF SHAREHOLDERS
May 23, 2013

The undersigned shareholder(s) hereby acknowledge(s) receipt of the Notice of 2013 Annual Meeting of Shareholders dated April 11, 2013 and the accompanying Flowserve Corporation Proxy Statement, and hereby appoint(s) **MARK A. BLINN** and **JAMES O. ROLLANS**, and each of them, with full power to act without the other, as proxies with full power of substitution, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Flowserve Corporation that the shareholder(s) is/are entitled to vote at the 2013 Annual Meeting of Shareholders of Flowserve Corporation to be held at 11:30 a.m. on Thursday, May 23, 2013, at the Flowserve Corporation Global Technology and Training Center, 4343 West Royal Lane, Irving, Texas 75063, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED BY THE PROXIES FOR THE ELECTION OF ALL NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL, AND IN THEIR DISCRETION FOR SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE